    As filed with the Securities and Exchange Commission on April 5, 2002
                                                     Registration No.: 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

              -----------------------------------------------------
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

              -----------------------------------------------------


                             TECH LABORATORIES, INC.
                 (Name of small business issuer in its charter)

         New Jersey             3679, 3573, 3629, and 3613        22-1436279

(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or        Classification Code Number)  Identification No.)
        organization)

              -----------------------------------------------------


       955 Belmont Avenue, North Haledon, New Jersey 07508, (973) 427-5333
          (Address and telephone number of principal executive offices)

              -----------------------------------------------------


       955 Belmont Avenue, North Haledon, New Jersey 07508, (973) 427-5333 (Address of principal place or intended principal place of business)

              -----------------------------------------------------


           Bernard M. Ciongoli, President and Chief Executive Officer
                             Tech Laboratories, Inc.
       955 Belmont Avenue, North Haledon, New Jersey 07508, (973) 427-5333
           (Name, address, and telephone number of agent for service)

              -----------------------------------------------------


                                   Copies to:

                         C. Walter Stursberg, Jr., Esq.
                                Stursberg & Veith
                              405 Lexington Avenue
                            New York, New York 10174

              -----------------------------------------------------


     Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                          CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
                                                                     Proposed              Proposed
                                                                      Maximum               Maximum              Amount of
       Title of each class of                 Amount to           Offering Price           Aggregate           Registration
     securities to be registered            be Registered            Per Share         Offering Price(1)            Fee
--------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, par
value $.01 per share
("Common Stock")(2)                              16,415,736                $0.20(7)            $3,283,147           $  912.71
--------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock(3)                           412,500                $4.80               $1,980,000           $  550.44
--------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock(4)                           100,000                $1.25               $  125,000           $   34.75
--------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock(5)                           100,000                $1.75               $  175,000           $   48.65
--------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock(6)                            75,000                $1.12               $   84,000           $   23.35
--------------------------------------------------------------------------------------------------------------------------------
Total Registration                                                                                                  $1,569.90


(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457.

(2) Consists of shares issuable upon the conversion of certain convertible notes. Pursuant to the terms of the subscription agreement, we are required to register 200% of the number of shares issuable upon conversion of the convertible notes. The number of shares being registered is equal to 200% of the number of shares of common stock which would be issuable if the notes were converted into common stock. Also registered hereunder are an indeterminate number of additional shares of common stock which may become issuable by virtue of anti-dilution provisions in the notes, in accordance with Rule 416.

(3) Consists of shares purchasable upon exercise of warrants issued to certain securityholders, having an exercise price of $4.80 per share. Also registered hereunder are an indeterminate number of additional shares of common stock which may become issuable by virtue of anti-dilution provisions in the notes, in accordance with Rule 416.

(4) Consists of shares purchasable upon exercise of warrants issued to certain securityholders, having an exercise price of $1.25 per share. Also registered hereunder are an indeterminate number of additional shares of common stock which may become issuable by virtue of anti-dilution provisions in the notes, in accordance with Rule 416.

(5) Consists of shares purchasable upon exercise of warrants issued to certain securityholders, having an exercise price of $1.75 per share. Also registered hereunder are an indeterminate number of additional shares of common stock which may become issuable by virtue of anti-dilution provisions in the notes, in accordance with Rule 416.

(6) Consists of shares purchasable upon exercise of warrants issued to certain securityholders, having an exercise price of $1.12 per share. Also registered hereunder are an indeterminate number of additional shares of common stock which may become issuable by virtue of anti-dilution provisions in the notes, in accordance with Rule 416.

(7) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c), based on the average of the high and low prices of the Registrant's common stock for April 1, 2002, which date is within 5 business days prior to the filing date of this registration statement.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

         This Registration Statement covers the registration of (i) 16,415,736 shares of common stock, $.01 par value, of Tech Laboratories, Inc., a New Jersey Corporation, issuable upon conversion of convertible notes, and (ii) 687,500 shares of common stock upon exercise of warrants. The information in this prospectus is not complete and may be changed. These securities may not be sold until the post-effective registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED April 5, 2002

                                   PROSPECTUS

                                17,103,236 Shares

                             TECH LABORATORIES, INC.

     This is an offering of 17,103,236 shares of common stock of Tech Laboratories, Inc. Of the 17,103,236 shares being offered, up to 16,415,736 may be sold upon conversion of convertible notes and up to 412,500 may be sold upon the exercise of warrants issued in connection with the convertible notes. The remaining 275,000 shares may be sold upon the exercise of warrants issued to certain selling securityholders. All of the shares are being offered by the selling security holders named in this prospectus. We will not receive any of the proceeds from the sale of the common stock, although we will receive approximately $2,364,000 if all of the warrants being registered are exercised.

     The selling securityholders may offer the shares from time to time through public or private transactions, at prevailing market prices, or at privately negotiated prices.

     Our shares of common stock trade on the OTC Bulletin Board under the symbol "TCHL.OB" On __________ the last reported sale price of our common stock was $__ per share.

     This investment involves certain risks. See "Risk Factors," which begins on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is __________, 2002.

                               PROSPECTUS SUMMARY

     Unless the context indicates otherwise, all references herein to "we" include Tech Labs and its wholly-owned subsidiaries, Tech Logistics, Inc. and Tech Labs Community Networks, Inc., collectively, and references to "Tech Logistics" and/or "Community Networks" shall mean each of such companies alone. You should read the entire prospectus carefully, especially the risks of investing in the common stock discussed under "Risk Factors."

                                  THE OFFERING

Common Stock Offered...........................17,103,236 shares of common stock

Shares of Common Stock Outstanding.............5,143,530

Use of Proceeds ...............................We will not receive any proceeds from the sale of common stock by
                                               the selling security holders,
                                               although we shall receive
                                               approximately $2,364,000 if all
                                               of the warrants being registered
                                               are exercised.

Common Stock Trading Symbol ...................TCHL-OB

                                  OUR BUSINESS

     Tech Labs manufactures and markets various electrical, electronic and telecommunications switching and distribution equipment and associated software. We also market and manufacture, under our exclusive license, an infrared perimeter intrusion and anti-terrorist detection system or "IDS".

     We also acquired a high-speed, telecommunications management network switching system. This switching system, the DynaTraX(TM) technology, permits users to bypass current telephone and CATV companies' "Last Mile" connections, allowing them to realize recurring revenues and to make their properties more attractive to computer users, while providing bundled digital multi-media services.


     We have been in business since the 1930s, and in 1947 we were incorporated in New Jersey. Our principal offices are located at 955 Belmont Avenue, North Haledon, New Jersey 07508, and our telephone number is (973) 427-5333.

                                  RISK FACTORS

     In addition to other matters described in this document, investors should carefully consider the following factors:

TECH LABS IS IN DEFAULT OF A REDEMPTION AGREEMENT AND AT PRESENT DOES NOT HAVE THE RESOURCES TO CURE THE DEFAULT.

     In January 2002, we had an Event of Default occur under our 6.5% convertible promissory notes. The Event of Default occurred due to Tech Lab's non-payment of the first installment due under that certain conversion and Redemption Agreement (the "Redemption Agreement") dated January 11, 2002, relating to the redemption by Tech Labs from holders of the notes originally issued in October 2000 (the "Notes"). Under the terms of the Redemption Agreement, the holders were entitled to receive two installments: (i) the first installment of $750,000 and 300,000 shares of stock on or before January 25, 2002, and (ii) on or before April 25, 2002, the second installment of an aggregate of $360,000 plus an additional $90,000 in cash or common stock, at the election of Tech Labs, based upon the closing price of the shares of Tech Labs' common stock on April 18, 2002. An Event of Default, as defined in the Notes, occurred when we did not make the first installment under the Redemption Agreement of $750,000 and deliver the 300,000 shares on or before Friday, January 25, 2002. Until we are able to cure the Event of Default, each holder may elect to cancel any unfulfilled or future redemption and conversion and to accelerate payment of all outstanding principal and interest due under the Notes. Tech Labs anticipates entering into negotiations with the holders to cure the Event of Default, but no assurance can be given as to whether an agreement can be reached with the holders for mutually acceptable terms. If the holders accelerate payment of the principal and interest due under the Notes, which was approximately $1,231,019 at March 26, 2002, we will be unable to pay the outstanding balance due under the Notes.

WE HOPE TO BE ABLE TO RAISE CAPITAL TO REDEEM THE NOTES BUT MAY BE UNSUCCESSFUL.

     We hope raise capital to be used to redeem the Notes if an agreement can be reached with the holders of the Notes. No assurances, however, can be given that we will be able to raise sufficient capital to redeem the Notes, or if we do, that we will be able to reach mutually agreeable terms for a redemption of the Notes with the holders.

IF WE ARE UNABLE TO RAISE CAPITAL AND/OR INCREASE REVENUES, WE MAY BE UNABLE TO MEET OUR OBLIGATIONS AND EXPAND OPERATIONS AS PLANNED.

     If we do not procure additional financing in the short term, reduce expenditures and/or increase revenues, we may not be able to meet our obligations. Additionally, if we are unable to raise capital and/or increase revenue we will be unable to expand our operations and develop the new products and technologies as described in this prospectus.

OUR INABILITY TO PROTECT CERTAIN INTELLECTUAL PROPERTY FROM BEING COPIED BY OUR COMPETITION COULD IMPAIR OUR BUSINESS.

     To date we have had no patent or copyright protection on our current products, other than aspects of the DynaTraX(TM) product and technology. Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our technologies. Other than with regard to the DynaTraX(TM) patents, which have been issued to date only in England, we intend to rely substantially on unpatented, proprietary information and know-how. We have recently received a Notice of Allowance and Issue Fee due from the United States Patent and Trademark office in connection with our patent application entitled MULTI-PROTOCOL CROSS CONNECT SWITCH. We expect to pay the issue fee by the due date of June 8, 2002. We expect the application to mature into a patent within a few months of our payment of the issue fee. Once the issue fee has been paid, issuance of a U.S. patent, in due course, is highly likely. We are also presently prosecuting patent applications filed in the United States and Europe.

WE MANUFACTURE AND SELL THE IDS SYSTEM UNDER A LICENSE AGREEMENT WHICH, IF TERMINATED, WOULD PREVENT US FROM USING TECHNOLOGY OWNED BY EAG IN OUR PERIMETER DETECTION SYSTEM PRODUCTS, AND WOULD HARM OUR BUSINESS.

     We entered into an Amended Joint Marketing Agreement as of October 1, 1997 with Elektronik Apparatebau GmbH (EAG), W.T. Sports, Ltd. and FUA Safety Equipment, AG and a Confidentialty and Manufacfuring Agreement with the same parties and dated the same date, pursuant to which Tech Labs was granted the exclusive right to manufacture in the U.S. and market and sell in the U.S., Canada and South America the IDS products. The agreements terminate on September 30, 2007 subject to automatic renewals for successive one-year periods unless either party gives notice of non-renewal. The agreements can be terminated earlier upon a default of any material obligation. If the license is terminated, we would be unable to use EAG's technology in our perimeter detection system products. Even if the agreements remain in effect until September 30, 2007, it will be necessary at that time to negotiate a new agreement or license or acquire a suitable replacement technology.

VOLATILITY OF STOCK PRICES MAY INCREASE THE NUMBER OF SHARES ISSUABLE UPON CONVERSION OF THE NOTES.

         The stock market from time to time experiences significant price and volume fluctuations, some of which are unrelated to the operating performance of particular companies. We believe that a number of factors can cause the price of our common stock to fluctuate, perhaps substantially. These factors include, among others:

o Announcements of financial results and other developments relating to our business;

o    Changes in the general state of the economy; and

o Changes in market analyst estimates and recommendations for our common stock.

     Significant downward fluctuations of the price of our stock may substantially increase the number of shares of common stock issuable upon conversation of outstanding Notes as a result of the conversion formula, which is tied to the market price of the common stock.

THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK UPON CONVERSION OF THE NOTES MAY CAUSE SIGNIFICANT DILUTION OF EXISTING SHAREHOLDERS' INTERESTS AND EXERT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK.

     Significant dilution of existing shareholders' interests may occur if we issue additional shares of common stock underlying the Notes. We are presently registering 16,415,736 shares of common stock which represent 200% of the shares which are issuable upon conversion of the notes and interest thereon. The actual number of shares of common stock issuable upon conversion of the Notes may constitute a significantly greater percentage of the total outstanding shares of our common stock, as such conversion is based on a formula pegged to the market price of the common stock. The Notes are convertible at a price equal to 85% of the average of the five lowest closing bid prices of the common stock during the twenty-two (22) business days immediately preceding the issuance of the Notes or 85% of the five lowest bid prices during the twenty-two business days through the date of conversion of the Notes, whichever is lower. Therefore, there is a possibility that the Notes may convert to common stock at a rate which may be below the prevailing market price of the common stock at the time of conversion.

     The exact number of shares of common stock into which the Notes may ultimately be convertible will vary over time as the result of ongoing changes in the trading price of our common stock. Decreases in the trading price of our common stock would result in increases in the number of shares of common stock issuable upon conversion of the Notes. The following consequences could result:

     o If the market price of our common stock declines, thereby proportionately increasing the number of shares of common stock issuable upon conversion of the Notes, an increasing downward pressure on the market price of the common stock might result, which is sometimes referred to as a downward "spiral" effect.

     o The dilution caused by conversion of the Notes and sale of the underlying shares could also cause downward pressure on the market price of the common stock.

     o The conversion of the Notes would dilute the book value and earnings per share of common stock held by our existing shareholders.

SINCE WE HAVE NO PRODUCT LIABILITY INSURANCE WE COULD INCUR SUBSTANTIAL EXPENSES IF PRODUCT LIABILITY CLAIMS ARE FILED AGAINST US.

         There is a risk that our current products may malfunction and cause loss of or error in data, loss of man hours, damage to or destruction of equipment, or delays. Consequently, we, as the manufacturer of components, assemblies, and devices may be subject to claims if such malfunctions or breakdowns occur. We are not aware of any past or present claims against us. While we presently do not maintain product liability insurance, we intend to obtain such coverage at the completion of this offering if such coverage can be obtained on affordable terms. We cannot predict at this time our potential liability if customers make claims against us asserting that DynaTraX(TM), IDS or other new products fail to function. Since we have no insurance, we could incur substantial expenses defending ourselves against a product liability claim. If we are found to be liable for any product liability claim, if could result in substantial losses to our business.

This prospectus contains forward-looking information.

     This prospectus contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs, and assumptions. Words such as " anticipates," "expects," "intends", "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

     Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We undertake no obligation to update these statements or publicly release the result of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.


                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling security holders, although we will receive approximately $2,364,000 if all of the warrants being registered are exercised, which would be used for working capital purposes. All proceeds from the sale of shares of common stock owned by the selling security holders will be for the account of the selling securityholders described below. See "Selling Securityholders."

                           PRICE RANGE OF COMMON STOCK

     Our common stock has been trading publicly on the OTC Bulletin Board under the symbol "TCHL-OB" since 1994. The table below sets forth the range of quarterly high and low closing sales prices for our common stock on the OTC Bulletin Board during the calendar quarters indicated. The quotations reflect inter-dealer prices, without retail mark-ups, mark-downs, or conversion, and may not represent actual transactions.

TCHL COMMON STOCK
                                                                 CLOSING BID                     CLOSING ASK
                                                            ---------------------           --------------------
                                                            HIGH              LOW           HIGH           LOW
                                                            ----              ---           ----           ---
YEAR ENDING DECEMBER 31, 2002
-----------------------------
First Quarter (through March 29, 2002)...............       .50              .16              .59          .19

YEAR ENDING DECEMBER 31, 2001
-----------------------------
First Quarter .......................................      1.625            0.71875          1.75         0.875
Second Quarter.......................................       .75              .43              .875         .50
Third Quarter........................................       .60              .27              .73          .32
Fourth Quarter.......................................       .51              .28              .56          .34

YEAR ENDING DECEMBER 31, 2000
-----------------------------
First Quarter........................................     10.00             4.1875          10.625        4.6875
Second Quarter.......................................     10.8125           5.1255          11.00         5.375
Third Quarter........................................      6.375            3.1875           7.375        3.50
Fourth Quarter.......................................      4.75             0.875            5.0625       1.00

     As of March 29, 2002, there were 252 holders of record of our common stock.


                                 DIVIDEND POLICY

     We have never paid any cash dividends on our common stock and anticipate that, for the foreseeable future, we will continue to retain any earnings for use in the operation of our business. Payment of cash dividends in the future will depend upon our earnings, financial condition, any contractual restrictions, restrictions imposed by applicable law, capital requirements, and other factors deemed relevant by our Board of Directors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2001 and has been derived from financial information appearing in the Financial Statements included with this prospectus:

                                                                            Twelve Months Ended
                                                                             December 31, 2001
                                                                       ----------------------------
                                                                          Actual
                                                                          Audited      Pro-Forma(1)
                                                                       ------------   -------------
Total Debt:.......................................................     $ 1,406,124    $   186,922

Stockholders' equity:

Common Stock, $.01 par value; 10,000,000 shares authorized;
  5,106,607 shares issued and outstanding; 11,316 shares held
  in treasury, Pro-Forma 13,314,475 shares issued.................     $    47,723    $   133,145

Additional paid-in capital........................................     $ 4,339,478    $ 5,473,265

Accumulated deficit...............................................    ($ 2,406,542)  ($ 2,406,542)

Total stockholders' equity (deficiency)...........................     $ 1,980,659    $ 3,199,868

Total Capitalization..............................................     $ 3,386,783    $ 3,386,790

(1) Convertible Debentures redeemed. Tech Labs previous registration statement of Form SB-2, initially filed November 17, 2000, and subsequent amendments included warrant exercise which is excluded from this pro-forma calculation due to anti-dilution.

                             SELECTED FINANCIAL DATA

     The financial data included in the following table has been derived from our audited financial statements and should be read together with our audited financial statements and related notes.

                                             Years Ended December 31,
                                       ------------------------------------
                                          1999           2000           2001
                                      ------------   ------------   ------------
Statement of Operations Data:

Sales                                 $   689,190    $ 1,017,518    $   568,083

     Cost of Sales                        472,790        651,460        358,754
                                      ------------   ------------   ------------

     Gross Profit                         216,400        366,058        209,329
                                      ------------   ------------   ------------
Operating Expenses
     General and Administrative           846,174        790,163      1,019,127
                                      ------------   ------------   ------------
     Depreciation and Amortization         15,000         28,389         31,349
                                      ------------   ------------   ------------

Income/(Loss) From Operations         $  (644,774)   $  (452,494)   $  (841,147)

Other Income - Interest                     1,150         63,543         69,442

Interest Expense                          (11,305)       (29,704)       (85,777)
                                      ------------   ------------   ------------

Income/(Loss) before provision
     for income taxes                 $  (654,929)   $  (418,155)   $  (857,482)

Provision for Income Taxes                     -0-            -0-            -0-
                                      ------------   ------------   ------------
Net Income/(Loss)                     $  (654,929)   $  (418,655)   $  (857,482)

Primary income (loss) per share       $     (0.18)   $     (0.10)   $     (0.17)

Fully diluted income (loss)
     per share                        $     (0.13)   $     (0.08)   $     (0.06)

Balance Sheet Data:
-------------------
     Total assets                     $ 1,258,172    $ 4,193,082    $ 3,386,783

     Working Capital                      566,966      3,850,467      1,719,861

     Current Portion of long-term debt     28,559         17,198      1,252,549

     Long-term debt (less current portion)     -0-            -0-            -0-

     Shareholders' equity             $   722,305    $ 2,550,607    $ 1,980,659

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

General

     We were incorporated in 1947 as a New Jersey corporation. Our focus has historically been the design, manufacture, and sale of rotary switches. Switches have been a significant part of our revenue for five decades. In 1995, to augment revenues, we sought business in transformers and contract manufacturing. In 1998, we made a shift to new product development. In 1998, we also made our first sales of the IDS product, and in April of 1999, we completed the acquisition of the DynaTraX(TM) switch and technology. We will continue to focus on IDS and DynaTraX(TM) sales and development of additional products using these technologies.

     The following table sets forth the components of our revenues for each of our major business activities in 1999, 2000, and 2001 and their approximate percentage contribution to revenues for the period indicated:

PRODUCT TYPE                  1999        % of Revenue      2000      % of Revenue       2001    % of Revenue
                              ----        ------------      ----      ------------       ----    ------------
Switches                    $269,739          39.1%    $  400,082       39.3%        $  306,678      53.9%
IDS Sensors                  298,853          43.4%       472,374       46.4%           156,409      27.6%
Transformers/Coils            46,786           6.8%        41,849        4.1%            46,111       8.1%
Contract Manufacturing        73,812          10.7%       103,213       10.2%            58,885      10.4%
                            --------         ------    ----------      ------         ---------    -------
Totals                      $689,190         100.0%    $1,017,518      100.0%         $ 568,083     100.0%
                            ========         ======    ==========      ======         =========     ======

     The following table sets forth the percentages of gross profit for each of our major business activities in 1999, 2000, and 2001:

                                                           Year Ended December 31,
                                  -----------------------------------------------------------------------
PRODUCT TYPE                          1999       2000    Net Change     2000        2001      Net Change
------------                          ----       ----    ----------     ----        ----      ----------
Switches                              45.0%      79.3%     34.3%        79.3%       72.2%       (7.1%)
IDS Sensors                           54.6%      55.5%      0.9%        55.5%       57.6%        2.1%
Transformers/Coils                    25.0%      49.1%     24.1%        49.1%       41.6%       (7.5%)
Contract Manufacturing                22.8%      31.0%      8.2%        31.0%       50.1%        19.1%
Unallocated company expenses,
 including physical inventory
 adjustments and factory overhead    (14.0%)    (26.2%)    (12.2%)     (26.2%)     (26.6%)      (0.4%)
Total company gross profit %          31.4%      36.0%      4.6%        36.0%       36.8%        0.8%

     We have continued to shift out of the subcontracting and transformer business which provides low gross profit margins, for higher gross profit margin sales of IDS and other new products. While rotary switches produce high gross profits, demand for rotary switches is low.

     We have gradually shifted our product offering from less profitable to more profitable proprietary products.

Results of Operations

2001 compared to 2000

     Sales were $568,083 for 2001 as compared to $1,017,518 for the year ended 2000. The decline in sales of (55.8%) was a direct result of the economic downturn in 2001.

     Cost of sales of $358,754 for the year ended 2001 compared to $651,460 for the year ended 2000 declined due to the volume decrease. Tech Labs' gross profit percentage improved to 36.8% even though volume declined.

     Selling, general, and administrative expenses increased by $231,924 in 2001 as compared to the prior period in 2000. This 28.3% increase was due to Tech Labs' continuing efforts to secure short- and long-term financing in 2001.

     Losses from operations of ($857,482) in 2001 increased by $438,827 compared to losses of ($418,655) for the prior period as a direct result of volume declines and expenses associated with efforts to secure financing.

2000 compared to 1999

     Sales of $1,017,518 for 2000 increased 47.6% over 1999 as a result of Tech Labs' continuing efforts to market our higher profit DynaTrax(TM) and IDS Sensor products.

     Cost of sales of $651,460 increased 37.7% due to higher sales of DynaTrax(TM) and IDS Sensors which improved Tech Labs' gross profit percentage
4.6 percentage points, or an increase of 14.6% versus 1999.

     Selling, general and administrative expenses declined only slightly to $818,552 due to major marketing expansion efforts for our DynaTrax(TM) product line.

     Tech Labs' loss from operations for 2000 was ($418,655), an improvement of 36.1% versus 1999, caused by increased sales of our more profitable products partially offsetting our market expansion cost.

1999 compared to 1998

     Sales were $689,190 for 1999 as compared to $552,485 for the year ended 1998. The increase was due to growth in switch and sensor sales. We will continue efforts in the future to increase sales of these high margin products.

     Cost of sales of $472,790 for the year ended 1999 compared to $386,425 for the year ended 1998 increased due to sales of IDS sensors to the Department of Energy's Los Alamos facility, and increased switch sales.

     Selling, general, and administrative expenses increased by $531,325 in 1999 as compared to the prior period in 1998 which resulted from higher than normal expenses in 1999 due to professional fees associated with the acquisition of DynaTraX(TM), and the fees incurred in connection with Tech Labs' self-underwritten public offering.

     Losses from operations of ($654,929) in 1999 increased by $485,825 compared to losses of ($169,104) for the prior period as a direct result of higher administrative expenses, due to the non-recurring DynaTraX(TM) acquisition fees and legal fees, and self-underwritten public offering legal fees.

     Interest expense decreased negligibly from $6,996 in 1997 to $6,970 in 1998.

Liquidity and Capital Resources.

     During calendar year 1999 we raised an additional $250,000 for the acquisition of the DynaTraX(TM) assets and an additional $200,000 for working capital. On October 25, 1999 Tech Labs borrowed $50,000 at 10% interest per year pursuant to a promissory note and security agreement with the lender. Under the terms of the security agreement, Tech Labs assigned a security interest in two of Tech Labs' purchase orders totaling $543,000. Under the terms of the promissory note, the $50,000 was to be repaid in full no later than December 24, 1999. The Note was extended to a due date of January 28, 2000 at an interest rate of 14%. In addition, Tech Labs entered into three unsecured promissory notes, as described below, in the amount of $50,000 each, at an interest rate of 10%. As of December 31, 2000, $150,000 of a total of $200,000 in promissory notes has been repaid and $50,000 remains outstanding and is due as of December 31, 2002.

     During 2000 we completed two significant transactions that have improved our liquidity. On May 3, 2000 we completed an offering of our common stock to the public pursuant to a registration statement on Form SB-2. We sold to the public an aggregate of 293,379 shares for gross proceeds of $2,273,723. Subsequently, on October 13, 2000 we completed a private placement, pursuant to Rule 506 of Regulation D, of convertible promissory notes for gross proceeds of $1,500,000.

     During 2001, as a result of the economic downturn, we suffered severe operating losses and negative cash flows which impaired our liquidity position and caused a default in January 2002 on an underlying conversion and redemption agreement related to the convertible notes issued in October 2000. We do not currently have the financial resources to cure this default.


     If sales do not improve in 2002, or if additional financing is not secured, we will be forced to make dramatic expense reductions which will hamper our marketing efforts but support our viability.

                                    BUSINESS

General

         Tech Labs manufactures and sells various electrical and electronic components. We also market and are continuing to develop the DynaTraX(TM) high-speed digital switch matrix system, an electronic switching unit. We believe that DynaTraX(TM) technology will enable us to become a provider of multi-media digital network distribution, security, and management equipment for use in campus and building facilities. This equipment manages voice, video and data transmissions on a network.

         In addition, during the last three years, through our subsidiary, Tech Logistics, Inc., we have been manufacturing and marketing under our exclusive license, an infrared perimeter intrusion and anti-terrorist detection system or "IDS." The IDS was originally designed for military applications, and we currently market this product to government agencies and private industry for use in nuclear, industrial and institutional installations. This product has become a marketing priority since the terrorist attack of September 11, 2001.

Historical Business

         We also manufacture and sell standard and customized transformers, test equipment and rotary switches, the latter of which permits an electrical signal to be diverted from point A to point B. In addition, we act as a contract manufacturer for other companies and produce, on an OEM basis, electrical assemblies, printed circuit board assemblies, cable and harness assemblies and specialized electronic equipment. Approximately 15% of our products are manufactured for military applications.

         We sell our switch, transformer and test equipment products in the electronics and electrical industries, primarily as a contract manufacturer for other companies or for inclusion in OEM products. We market our products in these industries in the United States. This is a mature market. Competition is on the basis of price and service. Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution.

         It continues to be our intention to market our historical products over the Internet, as well as through our distribution and outside sales agents. Our website is currently on-line. Our website address is www.techlabsinc.com.

The DynaTraX(TM)Asset Acquisition - Material Terms of Purchase Agreement

         On April 27, 1999, we completed the purchase of the DynaTraX(TM) product from NORDX/CDT, Inc. for a purchase price of $500,000. In connection with the acquisition of DynaTraX(TM) technology, we acquired certain inventory, patents and patent applications, and other equipment related to the DynaTraX(TM)product.

Industry

DynaTraX(TM) Networking Management and Maintenance Technology

         Tech Labs produces a high-speed digital matrix cross-connect switch with a dynamic new technology, which can significantly reduce network downtime and achieve substantial cost savings in data and telecommunications networking environments. The DynaTraX(TM) switch provides network administrators with the unique capability to remotely manage and maintain the "physical level" (the actual physical connectivity) of their networks, from virtually any computer with a few clicks of a mouse on a user-friendly graphical user interface (GUI). This technology allows administrators to quickly and efficiently perform physical changes electronically to repair networking problems (such as loss of connectivity resulting in the need to move a cable to a different hub), or to perform network reconfigurations (moves, adds or changes) to distribution equipment such as computers and telecommunications devices. No longer does a technician have to be dispatched to a telecommunication closet to resolve most networking problems, or to provide changes to users' existing services on the network.

         Examples of where the DynaTraX(TM) has been found to be particularly cost effective include: (1) active large remote corporate locations with minimal or no IT personnel, where expensive outside technicians must often be dispatched to resolve problems or other requests; and (2) locations where very frequent movement of personnel occurs, such as in the military or at a convention center where network reconfigurations are frequently required. Reconfigurations are expensive with costs ranging from $50 to $200 on-site, and two to ten times that for off-site reconfigurations, versus virtually no cost if a DynaTraX(TM) is utilized. These figures do not include potential losses in productivity and revenues associated with extended downtimes.

         DynaTraX(TM) is also equipped with two key complementary products - a Test Card and a Data Base Management System. The Test Card enables administrators to effectively locate and resolve cable fault problems on the distribution portion of the network. Customers state that the Test Card is far superior to alternative methods for diagnosing problems such as traditional cable test equipment, which typically involves using technicians to search throughout the entire network, moving equipment and possibly interfering with the performance of the network. DynaTraX's(TM) Database Management System documents every event that occurs within the network, assuring that all reconfigurations and other adaptations to the network are reflected on the DynaTraX's(TM) GUI. Given the maze of wires, plugs, and jacks that are typically found in a telecommunications closet, administrators are notorious for not properly noting changes made to the network, resulting in cabling connections errors and significant loss of productivity from unforeseen downtime. With most network problems originating on the physical level, the Test Card and Data Base Management System make the DynaTraX(TM) a complete tool for managing and ensuring the integrity of data networks.

         Since launching its marketing campaign on a limited basis in early 2001, the DynaTraX(TM) has been received favorably, particularly from the U.S. military, which frequently moves personnel and performs routine networking changes for security purposes. DynaTraX(TM) has been tested and purchased by the U.S. Air Force and the U.S. Navy for inclusion in government projects. Prominent commercial users of the DynaTraX(TM) include Global Crossing Inc, Nortel Networks, Allied Irish Bank, Sanko Telecom of Japan, and Blue Cross of Florida.

         Tech Labs' long-term growth strategy includes rapid development of DynaTraX's(TM) technological capabilities, and concurrently, product integration and establishment of strategic partnerships with world-class software and hardware vendors. Presently, Tech Labs is a teaming partner with BAE Systems in marketing DynaTrax(TM) to the U.S. Government; and has submitted a bid for the multi-year EITC government program. We also signed a teaming agreement with EPS, Inc. to market DynaTrax(TM) and the IDS to the government.

         In addition, Tech Labs believes it has been successful in taking key steps to achieving relationships with key industry partners including Avaya Corp., Hewlett Packard Corp, Computer Associates Inc. particularly with its DynaTraX(TM) Enterprise Management Solution "DEMS". DEMS elevates the current DynaTraX(TM) electronic patching system to an interactive intelligent enterprise management "Virtual Technician" system. The Virtual Technician dramatically reduces the need for on-site technicians to perform physical layer tasks, which can now be performed electronically from a remote location (i.e., remotely testing network circuits, reconnecting equipment and circuits, rapidly recovering from a critical network failure, capturing and trapping hackers). Subsequently, the goal is to further enhance the DEMS technology beyond the Virtual Technician application to a system that will perform "self healing" (self-repair) network functions. Current and future products derived from the DynaTraX(TM) will position us as a provider of state-of-the-art network enterprise management solution systems, rapidly expanding from this base to become a recognized provider of enhanced networks and integrated (voice/data/video) Internet (IP) compatible, private customer-premise all-digital Automatic Call Directors, and PBX systems and networks.

         Subject to raising sufficient capital, we intend to further expand the DynaTraX(TM) matrix technology through the development of several types of advanced management and switching systems:

         1. A fiber optic Input/Output (I/O) DEMS switch capable of cross-connecting multi-mode fiber circuits as well as providing fiber to copper media conversion. This effort starts out as a revised version of the current DynaTraX(TM) switch and eventually is incorporated in the newer IP addressable switch products. The design effort basically entails redesigning the I/O equipment and Distribution cards that will plug directly into the existing DynaTraX(TM) switch package. This product will be suited for customer premise applications that utilize fiber-optic cabling in their horizontal cabling distribution plant. A primary market for such a product is the government, especially the military and security agencies where fiber optic cabling (regardless of transmission speeds) is used for security and transmission reasons.

         2. A 36-port switch that will reduce the fixed overhead cost and physical size of the current (standard 108-port size) switch package. This switch will utilize the current switch subassembly card modules and power supply repackaged to fit into a back-plane versus the current mid-plane chassis package. The purpose is to have a switch product that is better priced and packaged for applications in smaller remote sites.

         3. A new switching/management system designed around the Tech Labs matrix chips. The system will support broadband voice/data/video IP networks and be packaged to conform to the latest PC bus technology in accordance with SCSA architecture and computer telephony practices. The end product we intend to produce is focused on the customer premise network operating center versus telephone exchange applications and will include:

                  o        IP Addressable Automatic Call Director "ACD".
                  o        IP Addressable PBX and Centrex office switches.

         All products will feature the Tech Labs matrices and utilize intelligent I/O line interface cards and user-friendly software development tools already designed for the original DynaTraX(TM) switching systems. The primary markets we are targeting for this new technology will be:

                  o Fortune 1000 remote call centers or branch office operations.
                  o        Government agencies.
                  o Private commercial and residential properties as they migrate more and more to the idea of owning and operating their local network facilities.

         The marketing channels we will rely on to sell the products to the above groups will be the value-added resellers "VARs" responsible for delivery of a turnkey information service, or for the implementation, management and maintenance of private customer premise network facilities. This will include CLECs, ISPs, and facility project management organizations.

         There are at least four companies that have products that compete with the DynaTraX(TM) product. However, we believe none of these competitors offer a product with all of the features or capabilities of DynaTraX(TM).

         We continue to believe that competition in the sale of our DynaTraX(TM) products will be on the basis of price, features, service and technical support. Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution.

         Competition for network management products comes from several different sources. One source of competition is the designated employees of large organizations which have been hired to manage and maintain their internal networks. However, we believe the growing need to control and reduce costs by using technology such as DynaTraX(TM) to automate tasks otherwise performed by expensive technical labor, will provide Tech Labs with market opportunities.

         Another group of competitors which produces products to manage and maintain the network physical layer consists of NHC, RIT and Cyteck. Of these three companies, NHC is the only one that offers a product comparable to DynaTrax(TM), but which is not as fast as DynaTraX(TM). In addition, V-LAN switching, which is a technology utilized by a number of companies, can be regarded as a competing technology. However, V-LAN switching is limited to a specific type of network, I.E., Ethernet, and not able to support many tasks which our DynaTraX(TM) technology is designed to complete. These tasks are:

         o rearranging network physical layer connections, e.g.s moves, adds, and changes of equipment such as computer terminals; fax machines; and printers;

         o        testing circuits;

         o managing and maintaining end-to-end network configuration, which is the connection between different points on a network from the telecommunications closet to the user outlet; and

         o        maintaining asset inventory records.

         We regard V-LAN as complementary to DynaTraX(TM) circuit switching since they can work together to provide a more comprehensive network management/maintenance solution. The four competitors all have greater financial and other resources and currently account for substantially all of the existing market.

         Although we believe that the DynaTraX(TM) technology will serve as the basis for new products in the area of multi-media, digital network distribution and management equipment for use in campus and building facilities, our ability to successfully market our products will depend upon several factors including, among others:

         o The development of an effective marketing and distribution network;

         o        The acceptance of our products by potential users; and

         o Our ability to support existing products and develop and support new products that are compatible with other systems in use by potential customers and provide useful features that are user friendly.

Infrared Intrusion Detection System or "IDS"

         In April 1997, we formed Tech Logistics, Inc., a joint venture subsidiary owned at that time 80% by Tech Labs and 20% by Carmine O. Pellosie, Jr., a director of our company and president of International Logistic, Inc., a privately owned company that distributes police, security, safety and communication security devices. In May 1998, we acquired Mr. Pellosie's interest in Tech Logistics. The IDS, which is an active infrared sensor system able to detect intrusions by humans or vehicles into protected areas, was originally designed for military applications.

         We have entered into an agreement dated effective as of October 1, 1997 with EAG, W.T. Sports, Ltd. and FUA Safety Equipment. Under the terms of the agreement we were granted an exclusive right until September 30, 2007 to manufacture and sell in the U.S., Canada and South America the IDS products. The agreement provides that until March 31, 2001 gross pre-tax profits will be shared 70% to Tech Labs and 30% to FUA. From April 1, 2001 until September 30, 2007 the gross pre-tax profits in excess of 16% will be shared 70% to Tech Labs and 30% to FUA. We will also pay FUA a royalty of 5% of the cost of any IDS products we manufacture and sell. We also intend to market metal detection equipment manufactured by EAG for use in security and industrial applications, such as walk-through metal detectors and hand-held metal detectors.

         We are marketing our IDS product to the security and anti-terrorist industry. We believe demand for this product will grow rapidly, particularly in light of the recent terrorist attack that occurred on September 11, 2001. We recently sold the IDS product to Los Alamos National Laboratories.

         This industry has a number of different competing products and technologies. Competition in the industry is partly based on price and partly on other factors such as effectiveness of a product in the field, acceptable levels of false alarms for a given application and service. We are marketing the IDS product for global distribution. We have a number of competitors for the IDS products offering competitive technology, many of whom have greater financial and other resources.

         In 1999 we received approval for the IDS from the U.S. Air Force for inclusion in their Tactical Automated Security System program, which is a $500 million program to thwart enemy attacks on critical military installations throughout the world.

         Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution.

Marketing Strategies

         Marketing.  We are implementing a marketing program consisting of:

Distribution through Typical Resale Channel Partners. These are technically qualified networking systems integration, implementation and management type companies, in the business of providing network project-management consulting services and/or on-site implementation, installation and maintenance support services. The companies Tech Labs deals with will be working in the markets (commercial or government) we have targeted and will already have established a customer base.

Building Sales and Sales Lead. In addition to the already existing networks of existing and potential clients known by our managers and resale channel partners, Tech Labs, contingent upon sufficient resources, will also embark on an aggressive promotion program consisting of advertising in trade journals, trade show participation and mailing campaigns. Tech Labs is establishing itself as certified approved partners of large Enterprise Management (HP, CA, IBM) systems providers, as well as large networking equipment companies (such as Avaya) where there is a fit for integrating the company's technology with these companies' technology and products.

Advertising. There will be a continuous program for both commercial and military markets involving a focused DynaTraX(TM) Enterprise Management Solution campaign in at least three trade magazines - two commercial and one government.

Trade Shows. We hope to do at least six shows per year, comprised of two major industry shows and four smaller territory focused government "AFCEA" trade shows. In addition, Tech Labs will also participate in two or more shows as part of exhibits setup by its channel and teaming partners.

Mailing Campaign. Tech Labs will use commercial and government industry mailing lists available through industry trade organizations. These lists will be territorially arranged focusing on the proper person or groups involved in specifying, recommending and/or purchasing DynaTraX(TM) products.

Certified Partners Programs. Working under such arrangements, we expect to be able to co-promote our technology through existing sales channels and marketing programs. In some instances, these organizations will even sell the product through their sales organization catalogs as a value-added product or as an OEM.

Marketing Channels

         The sales infrastructure for DynaTraX(TM), we anticipate, will include a three-tier sales organization structure comprised of a senior company sales executive managing up to five "market area" sales managers and several resale channels in each area. These market areas will be located in the following general regions: East Coast, Southwest, Mid West, West Coast, and Northwest. Market territories will be selected based on the projected number of commercial and government organizations considered to be primary target customers. These regional areas will be further broken down into several "channel sales territories".

         Market areas will be established in phases over a two-year period, starting with the East Coast where the company presently has established a base of operations in two regional territories, New York and Florida. The goal is to have a minimum of three regional territory sales managers in each market area. For example, on the East Coast we will initially setup managers in the Northeast, New York City/New Jersey Metro region, Mid-Atlantic - Washington DC region, and Southeast - Orlando/Tampa Florida region. Regional territories are further broken down to local-territory units. During the initial East Coast buildup phase, we will support other market company agents (technical representatives) operating in the regional territories targeted for development. Representatives will be supported by the closest regional sales office manager.

         In addition, working with VARs, we will focus on providing turn-key, private customer-premise digital gateway exchange networking systems. We will target real estate developers, builders and/or owners of private communities, commercial community retail complexes and shared rental buildings to enable them to control and resell Internet, long distance, CATV, and building automation information services going into and out of their private facilities.

         U.S. Military

         The Department of Defense is presently under a mandate from the President and Congress to minimize costs and maximize efficiency. The military, unlike commercial organizations, will encourage the use of new technology such as DEMS to improve productivity, operations and reliability. The specific military business opportunities we are targeting includes: Improving IT network management and maintenance capabilities; supporting "rapid deployment" for configuring networks and for recovering from network disasters; having current and accurate information about network configurations, connected assets and usage statistics; preventing hackers or other type of unauthorized attempts from gaining access to network resources, and then identifying and capturing them.

         Non-military Government Agencies

         These government organizations primarily contract out their network support operations. They are under significant pressure to reduce staff and costs while also being asked to do more. In order to achieve these mandates, agencies will have to rely on new technology such as DEMS that can help improve their productivity while at the same time increase network services and reliability. In addition, government agencies (especially the FBI, CIA, and NSA) are also being challenged by Congress regarding their poor track record on protecting their information and network resources against hackers and other unauthorized users.

         Commercial Organizations

         Opportunities include large organizations with many regional business offices and/or local call centers (remote office operations) as well as mid-size organizations with medium size headquarters and small remote branch operations. Included in this group are Fortune 1000 service organizations (banks financial investment companies, medical insurance companies, large retail operations, etc.) that have regional operations and rely on territory branch offices to sell their products or services to their customers, and organizations that have a need to change their network arrangement "churn" to support relocating personal or to service temporary users of their facilities. In addition to relying on their networks to conduct business, these organizations also have a need to protect the network resources and customer information from hackers and other unauthorized users.

Source of Supply

         Current inventory component purchases for all our products are made from OEMs, brokers, and other vendors. We typically have multiple sources of supply for each part, component, or service, and during the year ended December 31, 2001, cannot characterize any particular company as being our "largest" supplier. During the year ended December 31, 2000, Wiggins Plastics was our largest supplier with 7.4% of our overall inventory purchases. These purchases were primarily used in the manufacture of electromechanical switches. We have no long-term agreements with any of our suppliers.

Order Backlog

         The backlog of written firm orders for our products and services as of December 31, 2001, and December 31, 2000, was as follows:

         As of December 31, 2001: $14,146

         As of December 31, 2000: $586,441

Patents

     In connection with our acquisition of the DynaTraX(TM) assets, we acquired certain patents and pending patent applications. Four patents have been granted in Great Britain, which are listed below:


o Patent title: User Interface for Local Area Network. This patent covers technology which allows communication between the user and the equipment controlling the network. This patent expires in 2013.

o Patent title: Token Ring. This patent covers technology which transmits information between devices on a network. This patent expires in 2013.

o Patent title: Half Duplex Circuit for Local Area Network. This patent covers technology which allows one-way communication either to or from the Local Area Network. This patent expires in 2013.

o Patent title: Matrix Switch Arrangement. This patent covers technology which is a switch that can either connect or disconnect one or more devices on a network. This patent expires 2015.

     We have also received a Notice of Allowance and Issue Fee Due from the United States Patent and Trademark Office in connection with our patent application entitled MULTI-PROTOCOL CROSS CONNECT SWITCH. We expect to pay the issue fee by the due date of June 8, 2002. We expect the application to mature into a patent within a few months of our payment of the issue fee. Once the issue fee has been paid, issuance of a U.S. patent, in due course, is highly likely.

         We also have patents pending in the United States and in Europe. In addition, Tech Labs has a U.S. patent pending on new technology relating to the protection of computer networks from hacker attacks.

Employees

     We have 16 full-time employees, including our officers, seven of whom were engaged in manufacturing, one in repair services, one in administration and financial control, two in engineering and research and development, two in marketing and sales, and three in management.

Facilities; Manufacturing

     Our corporate headquarters and manufacturing facility is located in North Haledon, New Jersey. Our primary manufacturing and office facility is a one-story building that is adequate for our current needs. We lease this facility of 8,000 square feet, from a non-affiliated person, under a lease that ends in April, 2007. The annual base rent is $49,000 and includes property taxes and other adjustments. We believe our premises are adequate for our current needs and that if and when additional space is required, it would be available on acceptable terms.

     We are an integrated manufacturer and, accordingly, except for plastic moldings and extrusions, produce nearly all major subassemblies and components of our devices from raw materials. We purchase certain components from outside sources and maintain an in-house, light machine shop allowing fabrication of a variety of metal parts and castings, complete tool room for making and repairing dies, a stamping shop and an assembly shop with light assembly presses. Our test lab checks and tests our products at various stages of assembly and each finished product undergoes a complete test prior to shipment.

     We anticipate that we will either manufacture any new products ourselves or subcontract their manufacture, in whole or in part, to others. We believe that personnel, equipment, and/or subcontractors will be readily available as and when needed.

     We offer warranties on all our current products, including parts and labor for one year.

     We have limited research and development facilities and currently employ one engineer.

Litigation

     We are involved in a lawsuit arising from a letter of intent relating to a small potential transaction we did not complete because we believed there were misrepresentations made to us. We believe that the outcome is likely to be favorable, but that our maximum liability if we do not prevail would be $30,000. The suit is pending in the Superior Court of New Jersey, Law Division, Passaic County.

                                   MANAGEMENT

Directors, Executive Officers, and Key Consultants

Name                           Age           Title
----                           ---           -----

Bernard M. Ciongoli            55            President, Treasurer, and Director

Earl M. Bjorndal               50            Vice President and Director

Carmine O. Pellosie, Jr.       59            Secretary and Director

Salvatore Grisafi              71            Director

     Each director is elected for a period of one year and until his successor is duly elected by shareholders and qualified. Officers serve at the will of the board of directors.

     Bernard M. Ciongoli became our president and a director in late 1992, and became Treasurer in 1998. From 1990 through 1991 he served as president of HyTech Labs, a company engaged in sales and servicing of electronic test equipment. During the years of 1987 to 1990, he acted as the principal owner and President of Bernco Developers, a real estate developer. Mr. Ciongoli holds a degree in electronic engineering from Paterson Institute of Technology.

     Earl M. Bjorndal has been with us in various capacities since 1981. He has been a director since 1985, and became a vice president in 1992. He is a graduate of the New Jersey Institute of Technology with both bachelor's and master's degrees in industrial engineering.

     Carmine O. Pellosie, Jr. has been a director since the formation of Tech Logistics, Inc. in 1997 and has been our secretary since April 1999. Since January 1, 1999, he has been the Controller of the Passaic County Department of Health and Human Services. Prior to January 1999, he was, for more than five years, president of International Logistics, Inc.

     Salvatore Grisafi has been a director since August of 2000. Mr. Grisafi is president of MPX Network Solutions, a privately held telecommunications/networking business development and marketing consulting company. Mr. Grisafi has served as a consultant to Tech Labs since 1998, and assisted the Company in the acquisition of the DynaTrax(TM) technology from NORDX/CDT and in identifying other opportunities and business strategies. Mr. Grisafi is a graduate of the New York Institute of Technology.

     Tech Labs' success will depend to a large extent upon the continued efforts of Bernard M. Ciongoli, our president and chief executive officer. Mr. Ciongoli has an intricate understanding of Tech Labs, its business operations and the technology underlying its products. It would be very difficult for Tech Labs to replace Mr. Ciongoli, and accordingly the loss of his services would be detrimental to our operations. We do, however, maintain key man life insurance on Mr. Ciongoli to compensate for any such loss, and have an employment agreement with him. Expansion of our business may require additional managers and employees with industry experience. In general, only highly qualified managers have the necessary skills to develop and market our products and provide our services.

     Competition for skilled management personnel in the industry is intense, which may make it more difficult and expensive to attract and retain qualified managers and employees. Expansion of our business will likely also require additional non-employee board members with business and industry experience. We do not, however, have directors' and officers' liability insurance, which may limit our ability to attract qualified non-employee board members.

Executive Compensation

     The following table summarizes the compensation paid to or earned by our president. No other officer has received compensation in excess of $100,000 in any recent fiscal year.

                           Summary Compensation Table

                                                                              Long-Term
                                         Annual Compensation                Compensation
                                   -----------------------------------      -------------
                                                                              Shares of
                                                                             Common Stock
                                                                            Issuable Upon
    Name and 2001                                                            Exercise of
 Principal Position                Year       Salary($)       Bonus($)         Options
 ------------------                ----       ---------       --------         -------
Bernard M. Ciongoli                2001       $135,000          0              600,000
  President, Treasurer             2000       $125,000          0              250,000
                                   1999       $125,000          0                    0

     The following table sets forth information relating to all options granted to named executive officers:

                       Option Grants in Fiscal Year 2001

                                                  Percent of
                           Number of            Total Options
                    Securities Underlying    Granted to Employees    Exercise    Expiration
Name                   Options Granted        in Fiscal Year (%)       Price        Date
----                   ---------------        ------------------       -----        ----
Bernard M. Ciongoli        100,000                  15.38              $.9625     3/01/06
                           500,000                  76.92              $.43       8/01/06

     Tech Labs has entered into an employment agreement for a term of five (5) years with Mr. Ciongoli, dated as of August 1, 2001, which agreement supersedes the employment agreement that was in effect with Mr. Ciongoli dated October 1, 1998, as amended June 18, 1999, and February 21, 2001. Mr. Ciongoli is currently compensated under the terms of the employment agreement at the base salary rate of $150,000 per annum. Mr. Ciongoli is also entitled to receive two percent (2%) of our sales in excess of $1,000,000 during any year he is employed by us. In addition, Mr. Ciongoli was granted an option, exercisable for five (5) years from the date of grant, to purchase 500,000 shares of stock at $.43 per share, such option to vest in increments of 100,000 shares every six (6) months commencing February 1, 2002. The agreement is automatically renewable for three
(3) years unless either party terminates the agreement in writing at least 180 days prior to the expiration of the initial term period.

     In addition, in 2001, we granted to Mr. Ciongoli an option to purchase up to 100,000 shares under our 1996 stock option plan exercisable for five (5) years at $0.9625 per share which vest over a period of two (2) years. In 2000, we granted to Mr. Ciongoli (i) a non-plan option in consideration and in recognition of his services to Tech Labs to purchase up to 139,000 shares exercisable over five (5) years at $2.4375, which vests over the course of three
(3) years from the date of grant; and (ii) an option to purchase up to 111,000 shares of common stock under our 1996 stock option plan exercisable for five (5) years at $2.68125 per share, which vests over a period of three (3) years.

     We do not have employment agreements with any other named executive officers. Our directors are not presently compensated.

Consultants

     We entered into a consulting agreement with MPX Network Solutions, Inc. The agreement, as amended, expired on March 21, 2002, and provided that:

     o MPX will provide consulting services in the areas of marketing, customer relations and strategic and product development planning, particularly with regard to communications products;

     o MPX will receive an annual fee of $52,000 and commissions on sales of telecommunications products during the term of the agreement ranging from 3% of the first $2,000,000 of the net sale prices to 1/2% of the net sale prices over $4,000,000, and

     o MPX will receive 50,000 shares of common stock; and, options to purchase (i) up to, depending on net sales of telecommunications products during the term of the agreement, 50,000 shares of common stock at a purchase price of $1.25 per share, (ii) options to purchase up to 25,000 shares exercisable for 3 years at $0.75 per share, and
          (iii) options to purchase up to 25,000 shares exercisable for 4 years at $0.75 per share but which do not vest until the "Positive Network Access Security" patent filed by Tech Labs is approved by the U.S. Patent and Trademark office.

     These services were provided on an as needed basis, primarily by MPX's president, Mr. Sal Grisafi, who is a director of Tech Labs.

     We also entered into a consulting agreement with Scott Coby. Under the terms of the agreement, the consultant provides certain marketing and financial services. In consideration for entering into the agreement, which has an initial term of two years, we issued to the consultant a warrant to purchase 50,000 shares of common stock at $1.85 per share exercisable for five (5) years.

     We issued an additional warrant to Scott Coby to purchase up to 200,000 shares of common stock at $3.50 per share exercisable for five (5) years. This warrant vests in increments of 25,000 warrants for every $250,000 of sales of Tech Lab's products to purchasers obtained by consultant within the initial two
(2) year term of the consulting agreement with Mr. Coby. The shares underlying the warrants have certain registration rights.

     We also entered into a consulting agreement with Barry Bendett. Under the terms of the agreement the consultant will provide certain business develpment services, including but not limited to, expanding the customer base, financial planning, corporate structuring and marketing matters. In consideration for entering into the agreement, which has an initial term of two (2) years, we issued to the consultant an option to purchase 100,000 shares of common stock at $4.00 per share exercisable for three (3) years. Pursuant to the terms of the agreement, we also issued to Mr. Bendett an aggregate of 170,000 shares for his services.

Stock Option Plans

     On December 11, 1996, the board of directors adopted a stock option plan for officers, directors, and other key employees. Options issued pursuant to the stock option plan to qualified key employees are meant to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code. A total of 450,000 shares were set aside for this purpose. Currently outstanding under this plan are grants of options for an aggregate of 306,000 shares, of which 100,000 were granted at an exercise price of $0.9625, 111,000 were granted at an exercise price of $2.68125, 25,000 were granted at an exercise price of $2.4375 and 70,000 were granted at an exercise price of $0.875.

     The 1996 Plan is administered by a committee appointed by the board of directors, which is comprised of two or more members of the board. The committee's interpretation and construction of the stock option plan is final unless otherwise determined by the board.

     Options granted under the 1996 Plan shall have an option price not less than 100% of the fair market value of the shares of Tech Labs' common stock on the date of the granting of the option, or 110% of the fair market value for stockholders who, at the time of grant, posses more than 10% of the total voting power of all classes of stock. If the aggregate fair market value of the shares of stock, determined as of the date of grant, during any calendar year exceeds $100,000 then only the first $100,000 of such shares exercised will be treated as incentive stock options.

     Any option must be granted within 10 years of the date the plan was adopted or approved by the shareholders, whichever is earlier. The option, by its terms, must be exercisable within 10 years of the date it is granted. If, however, options are granted to an optionee who, at the time of grant, posseses more than 10% of the total voting power of all classes of stock, the options granted shall be exercisable no more than 5 years from the date of grant. Options generally may be exercised only if the optionee remains continuously associated with Tech Labs from the date of grant to the date of exercise. However, options may be exercised upon termination of employment or upon death of any employee within certain specified time periods.


                              CERTAIN TRANSACTIONS

     The following information describes certain transactions between Tech Labs and certain affiliated parties. Future transactions, if any, must be approved by the board of directors.

     In March, 1999, we entered in to a consulting agreement with MPX Network Solutions, Inc. Sal Grisafi is the president of MPX and a director of Tech Labs'. See "Management-Consultants."

     In March of 2001, we extended the term of our consulting agreement with MPX Network Solutions Inc., whose president, Salvatore Grisafi, is also a director of Tech Labs, until March 21, 2002.


                             PRINCIPAL STOCKHOLDERS

     The following table describes, as the date of this prospectus, the beneficial ownership of our common stock by:

     o    persons  known  to us to own  more  than  5% of  such  stock,  and

     o the ownership of common stock by our directors, and by all officers and directors as a group.

                                         Number of
                                        Shares Owned           % of
Name                                    Beneficially       Common Stock
----                                   -------------       ------------
Bernard M. Ciongoli                      1,140,334            19.78%

Earl Bjorndal                              273,444             5.24%

Carmine O. Pellosie, Jr.                    60,000             1.16%

Salvatore Grisafi                          100,000             1.93%

Libra Finance, S.A.                        275,000             5.08%

Celeste Trust Reg                          570,868            9.99%

The Endeavour Capital Investment
Fund, S.A.                                 570,868             9.99%

Esquire Trade & Finance                    570,868             9.99%

All officers and directors as a          1,573,778            26.30%
group (4 persons)

* Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or entity has a right to acquire within 60 days purusant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

o The information for Mr. Ciongoli includes 120,334 shares that may be acquired within 60 days pursuant to the exercise of options granted under our 1996 stock option plan and 500,000 shares issuable upon exercise of options earned under our employment agreement with Mr. Ciongoli.

o The information for Mr. Bjorndal includes 75,000 shares that may be acquired within 60 days pursuant to the exercise of options granted under our 1996 stock option plan.

o The information for Mr. Grisafi includes 50,000 shares that are owned by MPX Network Solutions, Inc., a company that Mr. Grisafi controls and in which Mr. Grisafi's wife holds all of the outstanding shares, and 50,000 shares that may be acquired within 60 days pursuant to the exercise of two
     (2) non-plan grants of stock options.

o The information for Mr. Pellosie includes 20,000 shares issuable upon the exercise of immediately exercisable options granted under our 1996 stock option plan.

o The number of shares beneficially owned by each of Celeste Trust Reg, The Endeavour Capital Investment Fund, S.A., and Esquire Trade & Finance may not exceed, by the terms of their Subscription Agreement with Tech Labs, 9.99% of the outstanding number of shares of common stock of Tech Labs. Beneficial ownership is calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Based on a conversion price for the Notes of $0.136, no more than an amount equal to approximately 570,868 shares may be converted by each of Celeste Trust Reg, The Endeavour Capital Investment Fund, S.A., and Esquire Trade & Finance at any one time; provided, however, each of the above mentioned parties is not precluded from converting the maximum amount permissible under the Notes, immediately disposing of some or all of those shares and subsequently converting additional amounts remaining under the Notes.

                              PLAN OF DISTRIBUTION

     Tech Labs is registering this offering of shares on behalf of the selling securityholders. Tech Labs will pay all costs, expenses and fees related to the registration, including all registration and filing fees, printing expenses, fees and disbursements of its counsel, blue sky fees and expenses.

     The selling securityholders shares may be sold to purchasers from time to time directly by and subject to the discretion of the selling securityholders. The selling securityholders may, from time to time, offer their securities for sale through underwriters, dealers, or agents, who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling securityholders and/or the purchasers of the securities for whom they may act as agents.

     The securities sold by the selling securityholders may be sold from time to time in one or more transactions at an offering price that is fixed or that may vary from transaction to transaction depending upon the time of sale or at prices otherwise negotiated at the time of sale. Such prices will be determined by the selling securityholders or by agreement between the selling securityholders and any underwriters.

     Any underwriters, brokers, dealers, or agents who participate in the distribution of the securities may be deemed to be "underwriters" under the Securities Act, and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securites Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised Tech Labs that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

     At the time a particular offer is made by or on the behalf of the selling securityholders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock and other securities being offered, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling securityholders, any discounts, commissions and other items constituting compensation from the selling securityholders, any discounts, commissions, or concessions allowed, reallowed, or paid to dealers, and the proposed selling price to the public.

     The selling securityholders have agreed to sell the shares only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and is complied with.

     The selling securityholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and their associated rules and regulations, including Regulation M. These provisions may limit the timing of purchases and sales of shares of the common stock of Tech Labs by the selling securityholders. Tech Labs will make copies of this prospectus available to the selling securityholders and has informed them of the need for delivery of copies of this prospectus to purchases at or before the time of any sale of the shares.

                       OFFERING BY SELLING SECURITYHOLDERS

     The following tables set forth certain information concerning each of the selling securityholders. The shares are being registered to permit the selling securityholders and their transferees or other successors in interest to offer the shares from time to time. Except for Stursberg & Veith none of the selling securityholders has held any position or office or had a material relationship with Tech Labs or any of our affiliates within the past three years other than as a result of the ownership of our common stock.

     Selling securityholders are under no obligation to sell all or any portion of their shares. Particular selling shareholders may not have a present intention of selling their shares and may sell less than the number of shares indicated. The following table assumes that the selling shareholders will sell all of their shares.

                                                       Number of
                                                       Shares
                                                       Beneficially                     Number of      Percent of
                                                       Owned and         Number of      Shares         Shares           Percent of
                                                       to be Owned       Shares         Owned          Owned            Shares
                                                       Prior to          Being          After          Prior to the     Owned After
Selling Shareholders                                   Offering(1)       Offered        Offering       Offering         the Offering
-------------------------------------------            ------------      ---------      ----------     ------------     ------------
Celeste Trust Reg(2)(3)
c/o Trevisa-Treuhand-Anstalt Landstrasse
8 Furstentums
99996 Balzers
Liechtenstein                                              570,868        570,868           0                9.99%         0%


The Endeavour Capital Investment Fund, S.A.(2)
Cumberland House 27
Cumberland Street
Nassau New Providence
Bahamas                                                    570,868        570,868           0                9.99%         0%

Esquire Trade & Finance, Inc.(2)
Trident Chambers
P.O. Box 146, Road Town
Tortolu, BVI                                               570,868        570,868           0                9.99%         0%

The Endeavour Management Inc. S.A (3)
Cumberland House 27
Cumberland Street
Nassau New Providence
Bahamas                                                    137,500        137,500           0                3.33%         0%

Libra Finance, S.A (3)
P.O. Box 4603
Zurich, Switzerland                                        275,000        275,000           0                5.08%         0%

Stursberg & Veith (4)
405 Lexington Avenue
New York, NY                                                75,000         75,000           0                1.43%         0%


Mint Corporation (4)
211 Park Avenue
Hicksville, New York 11801                                 200,000        200,000           0                3.74%         0%

(1) Based upon the information we have received, we assume that the selling securityholders have sole voting and investment power with respect to all shares owned.

(2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock shown as beneficially owned both prior to and after the offering by the selling securityholders represents an estimate of the number of shares of common stock to be offered by such selling securityholders assuming a conversion price of $0.136 on the remaining balance of approximately $1,231,019, as of March 26, 2002, on the $1,500,000 Notes. The actual number of shares of common stock issuable upon conversion of the Notes is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by Tech Labs at this time, including the future market price of the common stock.

     The actual number of shares being registered under this registration statement also includes 200% of the number of shares of common stock issuable upon exercise of the notes and interest payable thereon. The Notes are convertible at a price equal to 85% of the average of the five lowest closing bid prices of the common stock during the twenty-two (22) business days immediately preceding the closing of the financing transaction in which Tech Labs delivered the notes and to the selling securityholders or 85% of the five lowest bid prices during the twenty-two (22) business days through the date of conversion of the notes, whichever is lower. Therefore, the number of shares issuable upon conversion of the Notes may be less than or greater than the number of shares shown as beneficially owned by the selling securityholders or otherwise covered by this prospectus.

     Pursuant to the terms of the subscription agreement entered into between the selling securityholders and Tech Labs, the Notes are convertible by each selling securityholder and interest is payable in common stock only to the extent that the number of shares of common stock then beneficially owned, as determined in accordance with section 13(d) of the 1934 Act and Rule 13d-3 thereunder, by such selling securityholder and its affiliates would not exceed 9.9% of the then outstanding shares of common stock of Tech Labs, provided such selling securityholder has not sent written notification to Tech Labs that it wishes to void the 9.9% limitation. Furthermore, the selling securityholders are not precluded from converting the maximum amount permissible under the notes, immediately disposing of some or all of those shares and subsequently converting additional amounts remaining under the Notes.

(3) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock shown as beneficially owned both prior to and after the offering represents 200% of the number of shares of common stock issuable upon the exercise of warrants to purchase common stock at an exercise price of $4.80.

(4) Represents shares of common stock issuable upon the exercise of warrants to purchase common stock.

     In recognition of the fact that certain selling securityholders may wish to be legally permitted to sell their shares of common stock when they deem appropriate, we agreed with certain selling securityholders to file with the United States Securities and Exchange Commission, under the Securities Act of 1933, as amended, a registration statement on Form SB-2, of which this prospectus is a part, with respect to the resale of the shares of common stock, and have agreed to prepare and file amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares of common stock are no longer required to be registered for the sale thereof by certain sellingsecurity holders.

     Stursberg & Veith has been legal counsel to Tech Labs for the past three years.

     The sale of the securityholder shares may be effected from time to time in transactions, which may include block transactions, in:

     o    the over-the-counter market;

     o    in negotiated transactions; or

     o    a combination of such methods of sale or otherwise.

     Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     Selling securityholders may effect such transactions by selling their securities directly to purchasers

     o    through broker-dealers acting as agents; or

     o to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the market in negotiated transactions or otherwise.

     The selling security holders have been advised that the shares may only be sold in New Jersey through a registered broker-dealer or in reliance upon an exemption from registration.

     Broker-dealers, if any, may receive compensation in the form of discounts, commissions, or concessions and/or the purchasers from whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise, which compensation as to a particular broker-dealer may exceed customary commissions.

     If any of the following events occurs, this prospectus will be amended to include additional disclosure before offers and sales of the securityholder shares are made:

     o To the extent such securities are sold at a fixed price or by option at a price other than the prevailing market price, such price would be set forth in this prospectus;

     o If the securities are sold in block transactions and the purchaser wishes to resell, such arrangements would be described in this prospectus;

     o If the compensation paid to broker-dealers is other than usual and customary discounts, commissions, or concessions, disclosure of the terms of the transaction would be included in this prospectus.

     This prospectus would also disclose if there are other changes to the stated plan of distribution, including arrangements that either individually or as a group would constitute an orchestrated distribution of the securityholder shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of securityholder shares may not simultaneously engage in market making activities with respect to any securities of Tech Labs for a period of at least two (and up to nine) business days prior to the commencement of such distribution. In addition, each selling securityholder desiring to sell securityholder shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of the purchases and sales of shares of Tech Labs' securities by such selling securityholders.

     The selling securityholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of the securities may be deemed underwriting discounts and commissions under the Securities Act.


                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 25,000,000 shares of common stock having a par value of $.01 each, of which 5,143,530 are currently outstanding and 11,316 shares are held in treasury. There are currently approximately 252 holders of common stock.

Common Stock

     Each share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares may elect all of the directors of Tech Labs. The common stock does not have any preemptive rights. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our certificate of incorporation.

     Holders of common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the board of directors, from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the affairs of our company, all assets and funds of our company remaining after the payment of all debts and other liabilities shall be distributed, pro rata, among the holders of the common stock. Holders of common stock are not entitled to preemptive, subscription, or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

Common Stock Purchase Warrants

     In October 2000, Tech Labs issued 412,500 warrants to purchase shares of common stock at an exercise price of $4.80 per share, subject to adjustment, at any time until 5:00 pm New York time, on October 13, 2003. Tech Labs may call the warrants on thirty days written notice, provided the average closing bid price equals or exceeds $8.00 per share for twenty consecutive business days and the average daily volume is at least 90,000 shares per day.

     The exercise price of the warrants and the number of shares of common stock issuable upon exercise thereof are subject to adjustment in certain events, including stock splits or combinations, stock dividends, or through recapitalization resulting from stock split or combination.

6.5% Convertible Notes

     In October 2000, Tech Labs issued a $1,500,000 principal amount convertible note which is due on October 13, 2003. Interest is payable quarterly in cash or in shares of common stock at the option of the noteholder.

     The Notes and their accrued interest are convertible at anytime while any portion of them are outstanding into shares of Tech Labs common stock. The Notes are convertible at a price equal to 85% of the average of the lowest closing bid prices of the common stock during the five lowest bid prices during the twenty-two (22) business days immediately preceding the issuance date of the notes or 85% of the five (5) lowest bid prices during the twenty-two business days through the date of conversion of the notes, whichever is lower.

     Upon satisfaction of certain conditions and the good faith negotiations of Tech Labs and the purchasers of the notes, a portion of the Notes may be converted into convertible preferred stock, which shall contain terms nearly identical to the terms of the notes.

Stock Options and Stock Option Plan

     In addition to the warrants to purchase 412,500 shares of our common stock, we have outstanding options to consultants and third parties:

     o to purchase 50,000 shares exercisable for five years at $1.85 per share,

     o to purchase 75,000 shares exercisable for five years at $1.12 per share,

     o to purchase 200,000 shares exercisable for two years, as to 100,000 shares at $1.25 per share and as to 100,000 shares at $1.75 per share,

     o to purchase 100,000 shares exercisable for three years at $4.00 per share.

     Tech Labs has granted options to purchase 300,000 shares exercisable at $.50 per share pursuant to an employment agreement with Mr. Cionoli, initially dated October 1, 1998, all of which options have vested, and 500,000 shares exercisable at $1.43 per share pursuant to the employment agreement with Mr. Ciongoli dated August 24, 2001, which supersedes the prior employment agreement, of which options to purchase up to 100,000 shares have vested to date and an additional 100,000 shares shall vest every six months commencing February 1, 2002. As additional incentive, Mr. Ciongoli was granted options to purchase (i) up to 100,000 shares under our 1996 stock option plan at an exercise price of $0.9625, of which all 100,000 shares have vested; (ii) up to 111,000 shares under our 1996 stock option plan at an exercise price of $2.68125, of which 74,000 shares have vested and the remaining 37,000 Shares shall vest next year; and (iii) a non plan option to purchase up to 139,000 shares, at an exercise price of $2.4375, of which 46,374 shares have vested and the remaining 92,666 shall vest over the course of this year and next.

     We issued 50,000 shares of common stock to MPX pursuant to our consulting agreement. Pursuant to the consulting agreement dated March 10, 1999 with Mint, in addition to the options set forth above, we issued an aggregate of 100,000 shares.

     We have adopted a 1996 stock option plan for officers, directors, and other key employees. A total of 450,000 shares have been reserved for issuance under the 1996 Plan. Currently outstanding under this plan are grants of options for an aggregate of 306,000 shares, of which 100,000 were granted at an exercise price of $0.9625, 111,000 were granted at an exercise price of $2.68125, 25,000 were granted at an exercise price of $2.4375 and 70,000 were granted at an exercise price of $0.875.

SHARES ELIGIBLE FOR FUTURE SALE

     No assurance can be given as to the effect, if any, that future sales of common stock will have on the market price of our common stock. Of our shares of common stock currently outstanding, assuming no exercise of warrants or conversion of convertible notes into shares of our common stock, 1,021,377 are "restricted securities" as the term is defined in Rule 144 under the Securities Act of 1933, as amended, and under certain circumstances may be sold without registration pursuant to that rule. Subject to the compliance with the notice and manner of sale requirement of Rule 144 and provided that we are current in our reporting obligations under the Securities Exchange Act of 1934, a person who beneficially owns restricted shares of stock for a period of at least one year is entitled to sell, within any three month period, shares equal to the greater of 1% of the then outstanding shares of common stock, or if the common stock is quoted on the NASDAQ System, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of the required notice of sale on the Form 144, with the United States Securities and Exchange Commission. As of the date of this prospectus, 973,912 shares of common stock, held by beneficial owners, are eligible for sale pursuant to Rule 144. We are unable to predict the effect that the sales made under Rule 144 otherwise may have on the market price of the common stock prevailing at the time of any such sales. Nevertheless, sales of substantial amounts of the restricted shares of common stock in the public market could adversely effect the then prevailing market for our common stock.

Market Information

     Our common stock is listed on the OTC Electronic Bulletin Board under the symbol "TCHL-OB." Trading in the common stock has historically been very limited.

Transfer Agent

     The transfer agent for our common stock is Interwest Transfer Co., Inc., P.
O. Box 17136, Salt Lake City, Utah 84117.

                                  LEGAL MATTERS

     The validity of the common stock offered in this offering will be passed upon for us by Stursberg & Veith, 405 Lexington Avenue, New York, New York 10174, the partners of which law firm own options to purchase 75,000 shares and which are being registered pursuant to this prospectus.

                                     EXPERTS

     Charles J. Birnberg, CPA, independent auditors, have audited our financial statements for the years ended December 31, 1999, 2000 and 2001 as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Charles J. Birnberg's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, with the Securities and Exchange Commission with respect to the common stock being registered pursuant to this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and any of its amendments and the exhibits, which are available for inspection without charge, and copies of which may be obtained at prescribed rates, at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and at the Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. The Commission maintains a Website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     We will provide, without charge, to each person who received a prospectus, upon written or oral request of such person to us at the mailing address or telephone number listed below, a copy of any of the information incorporated by reference. The mailing address of our principal executive offices is Tech Laboratories, Inc., 955 Belmont Avenue, North Haledon, New Jersey 07508, (973) 427-5333.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Report of Charles J. Birnberg, CPA Independent Auditors.....................F-2

Audited Financial Statements
Balance Sheets.........................................................F-3, F-4
Statement of Stockholders' Equity ..........................................F-5
Statements of Operations....................................................F-6
Statements of Cash Flows....................................................F-7
Notes to Financial Statements...............................................F-8

                         REPORT OF INDEPENDENT AUDITORS


                            Charles J. Birnberg, CPA
                               150 Overlook Avenue
                          Hackensack, New Jersey 07601

                                                                  March 14, 2002


To The Board of Directors of Tech Laboratories, Inc.

     I have audited the Balance Sheets of Tech Laboratories, Inc. as of December 31, 1999, 2000 and 2001 and the related Statements of Income and Retained Earnings, and Cash Flows for the years then ended. These financial statements are the responsibility of the company's management.

     The audits were conducted in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that the audits provide a reasonable basis for my opinion.

     Therefore, the financial statements in my opinion, present fairly the financial position of Tech Laboratories, Inc. as of December 31, 1999, 2000 and 2001 and the results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                     Sincerely,

                                                     /s/ Charles J. Birnberg

                                                     Charles J. Birnberg
                                                     Certified Public Accountant

Hackensack, New Jersey

                                 TECH LABORATORIES, INC.
                                      BALANCE SHEETS
                            DECEMBER 31, 1999, 2000, AND 2001

                                          ASSETS

                                                          1999        2000          2001
                                                          ----        ----          ----
Current Assets:
    Cash ..........................................   $  162,925   $2,523,446   $  892,003
    Marketable Securities, at the Lower of
    Cost or Market (Note 1) .......................       61,453       64,333       40,000
  Accounts Receivable, Net of Allowance of $10,000
    in 2000 and 1999, and 25,000 in 2001...........       57,697       93,952      112,200
    Inventories (Notes 1 & 2) .....................      816,703    1,286,838    2,075,479
  Prepaid Expense .................................        4,055        4,055        6,303
                                                      -----------  -----------  -----------

       Total Current Assets .......................   $1,102,833   $3,972,624   $3,125,985
                                                      -----------  -----------  -----------

Property, Plant and Equipment at Cost (Note 1)
    Leasehold Improvements ........................        2,247        2,247        2,247
    Machinery, Equipment and Instruments ..........      379,815      467,100      524,730
    Furniture and Fixtures ........................       75,899       81,603       95,662
                                                      -----------  -----------  -----------
      .............................................   $  457,961   $  550,950   $  622,639

  Less: Accumulated Depreciation & Amortization ...      314,162      342,551      373,900
                                                      -----------  -----------  -----------
    Net, Property, Plant and Equipment ...........    $  143,799   $  208,399   $  248,739
                                                      -----------  -----------  -----------
Other Assets .....................................    $   11,540   $   12,059   $   12,059
                                                      -----------  -----------  -----------

       Total Assets ...............................   $1,258,172   $4,193,082   $3,386,783
                                                      ===========  ===========  ===========

         The accompanying notes are an integral part of these financial statements

                                           F-3

                                    TECH LABORATORIES, INC.
                                         BALANCE SHEETS
                               DECEMBER 31, 1999, 2000, AND 2001

                           LIABILITIES AND STOCKHOLDERS' INVESTMENT

                                                         1999          2000           2001
                                                         ----          ----           ----
Current Liabilities:
    Defaulted Convertible Notes .................           -0-            -0-      1,219,202
    Current Portion of Long Term Debt (Note 5) ..   $    28,559    $    17,198    $    33,347
    Short-Term Loans Payable (Note 6) ...........       243,373         63,623         63,789
    Accounts Payable and Accrued Expenses .......       260,745         32,961         82,224
    Other Liabilities ...........................         3,190          8,375          7,562
                                                    ------------   ------------   ------------
       Total Current Liabilities ................   $   535,867    $   122,157    $ 1,406,124
                                                    ------------   ------------   ------------

Long Term Convertible Notes Payable .............            --    $ 1,520,318            -0-

Stockholders' Investment:
    Common Stock, $.01 Par Value;
    10,000,000 Shares Authorized ................   $    36,507    $    39,493    $    47,836
    Less: 11,316 Shares Reacquired
    and Held in Treasury ........................          (113)          (113)          (113)
                                                    ------------   ------------   ------------
                                                    $    36,394    $    39,380    $    47,723

    Capital Contributed in Excess of Par Value ..     1,816,316      4,060,287      4,339,478
    Retained Earnings ...........................             0              0              0
    Accumulated Deficit .........................    (1,130,405)    (1,549,060)    (2,406,542)
                                                    ------------   ------------   ------------
                                                    $   722,305    $ 2,550,607    $ 1,980,659
                                                    ------------   ------------   ------------

   Total Liabilities and Stockholders' Investment   $ 1,258,172    $ 4,193,082    $ 3,386,783
                                                    ------------   ------------   ------------

           The accompanying notes are an integral part of these financial statements.

                                              F-4

                                   TECH LABORATORIES, INC.
                                  STATEMENTS OF OPERATIONS
                              DECEMBER 31, 1999, 2000, AND 2001

                                                         1999          2000           2001
                                                         ----          ----           ----

Sales ..........................................   $   689,190    $ 1,017,518    $   568,083
                                                   ------------   ------------   ------------
Costs and Expenses:
    Cost of Sales ..............................       472,790        651,460        358,754
    Selling, General and Administrative Expenses       861,174        818,552      1,050,476
                                                   ------------   ------------   ------------
                                                     1,333,964      1,470,012      1,409,230
                                                   ------------   ------------   ------------

Income/(Loss) From Operations ..................   $  (644,774)   $  (452,494)   $  (841,147)
                                                   ------------   ------------   ------------

Other Income (Expenses):
  Interest Income ..............................   $     1,150    $    63,543    $    69,442
  Interest Expense .............................       (11,305)       (29,704)       (85,777)
                                                   ------------   ------------   ------------
                                                   $   (10,155)   $    33,839        (16,335)
                                                   ------------   ------------   ------------

  Income/(Loss) Before Income Taxes ............   $  (654,929)   $  (418,655)   $  (857,482)
  Provision for Income Taxes (Notes 1 & 4) .....            --             --             --
                                                   ------------   ------------   ------------
Net Income/(Loss) ..............................   $  (654,929)   $  (418,655)   $  (857,482)
  Accum. Earnings/(Deficit,) Beg. of Year ......   $  (475,476)   $(1,130,405)   $(1,549,060)
                                                   ------------   ------------   ------------

  Accum. Earnings/(Deficit,) End of Year .......   $(1,130,405)   $(1,549,060)   $(2,406,542)
                                                   ------------   ------------   ------------

Primary EPS ....................................   $     (0.18)   $     (0.10)   $     (0.17)
Fully Diluted EPS ..............................   $     (0.13)   $     (0.08)   $     (0.06)

          The accompanying notes are an integral part of these financial statements.

                                             F-5

                                     TECH LABS, INC.
                            STATEMENT OF SHAREHOLDERS' EQUITY
                               YEARS 1999, 2000, AND 2001

                                                  Capital in
                           Common Stock           Excess of   Accumulated
                       Shares        Amount       Par Value      Deficit         Total
                    ------------  ------------  ------------  ------------   ------------
Balance
December 31, 1999     3,650,660   $    36,394   $ 1,816,316   $(1,130,405)   $   722,305

Stock Issued            368,379         2,986     2,243,971            --      2,246,957

Net Income/(Loss)            --            --            --      (418,655)      (418,655)
                    ------------  ------------  ------------  ------------   ------------

Balance
December 31, 2000     4,019,039   $    39,380   $ 4,060,287   $(1,549,060)   $ 2,550,607

Stock Issued          1,087,568         8,343       279,191            --        287,534

Net Income/(Loss)            --            --            --      (857,482)      (857,482)
                    ------------  ------------  ------------  ------------   ------------

Balance
December 31, 2001     5,106,607        47,723     4,339,478    (2,406,542)     1,980,659

        The accompanying notes are an integral part of these financial statements.

                                           F-6

                                   TECH LABORATORIES, INC.
                                   STATEMENTS OF CASH FLOWS
                              DECEMBER 31, 1999, 2000, AND 2001

                                                          1999           2000          2001
                                                          ----           ----          ----
Cash Flows From (For) Operating Activities:
    Net Income/(Loss) From Operations ...........   $  (654,929)   $  (418,655)   $  (857,482)

    Add/(Deduct) Items Not Affecting Cash:
    Depreciation/Amortization (Note 1) ..........        15,000         28,389         31,349
    Unrealized (Gain)/Loss on Valuation of
     Marketable Securities (Note 1) .............           470             --            -0-
Changes in Operating Assets and Liabilities:
    Marketable Securities .......................        (4,290)        (2,880)        24,333
    Accounts Receivable .........................        85,765        (36,255)       (18,248)
    Inventories .................................      (546,585)      (470,135)      (788,641)
    Accounts Payable and Accrued Expenses .......       216,359       (227,784)        49,263
    Other Assets and Liabilities ................           593          5,185         (3,061)
                                                    ------------   ------------   ------------

Net Cash Flows For Operating Activities .........   $  (887,617)   $(1,122,135)   $(1,562,488)
                                                    ------------   ------------   ------------

Cash Flows From (For) Investing Activities:
    Increase in Fixed Assets ....................   $  (158,152)   $   (92,989)   $   (71,689)

Net Cash Flows From (For) Investing Activities ..   $  (158,152)   $   (92,989)   $   (71,689)
                                                    ------------   ------------   ------------

Cash Flows From (For) Financing Activities:
    Acquisition/(Repayment) of Short Term Debt ..   $   162,407    $ 1,328,688    $  (284,800)
    Issuance of Common Stock ....................       513,507      2,246,957        287,534
                                                    ------------   ------------   ------------

Net Cash Flows From (For) Financing Activities ..   $   675,914    $ 3,575,645    $     2,734
                                                    ------------   ------------   ------------

Net Increase/(Decrease) in Cash .................   $  (369,855)   $ 2,360,521    $(1,631,443)
Cash Balance, Beginning of Year .................       532,780        162,925      2,523,446
                                                    ------------   ------------   ------------

Cash Balance, End of Year .......................   $   162,925    $ 2,523,446    $   892,003
                                                    ------------   ------------   ------------

          The accompanying notes are an integral part of these financial statements.

                                             F-7

                            TECH LABORATORIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1999, 2000, AND 2001

(1)      Summary of Significant Accounting Policies

         CASH - Includes Tech Labs' checking account at Hudson United Bank plus a Money Market Account at Prudential Securities.

         ACCOUNTS RECEIVABLE - Tech Labs recognizes sales when orders are shipped to customers. The allowance for bad debts is accrued based on a review of customer accounts receivables aging.

         INVENTORIES - Inventories are valued at cost or market, whichever is lower. The FIFO cost method is generally used to determine the cost of the inventories. At December 31, 1999, 2000, and 2001, physical inventories were taken and tested.

         PROPERTY AND DEPRECIATION - Additions to property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

         ASSETS                     ESTIMATED USEFUL LIVES
         ------                     ----------------------
         Machinery                  5 to 7 years
         Furniture & Fixtures       5 to 7 years

Maintenance and repairs are charged to expense as incurred. The cost of betterments is capitalized and depreciated at appropriate rates. Upon retirement or other disposition of property items, cost, and accumulated depreciations are removed from the accounts and any gain or loss is reflected in the statement of income.

INCOME TAXES - Income tax expense is based on reported income and deferred tax credit is provided for temporary differences between book and taxable income.

MARKETABLE SECURITIES - The marketable securities are recorded at the lower of cost or market. The cost of securities was $61,453 at December 31, 1999, $64,333 at December 31, 2000, and $40,000 as of December 31, 2001.

(2)      Inventories:

Inventories at December 31, 1999, 2000, and 2001 were as follows:

                                        1999             2000           2001
                                        ----             ----           ----

Raw Materials & Finished Components    $715,438      $  912,358     $  993,666
Work in Process & Finished Goods       $107,265      $  374,480     $1,081,813
                                       ---------     -----------    -----------
                                       $816,703      $1,286,838     $2,075,479
                                       ---------     -----------    -----------

                            TECH LABORATORIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1999, 2000, AND 2001

(3)      Income/(loss) Per Share:

         Primary Income/(loss) per share was calculated on the weighted average number of shares outstanding during the year ended December 31, 1999, 3,650,660, and for the year ended December 31, 2000, 4,019,039, and for the year ended December 31, 2001, 5,106,607.

         Fully Diluted Income/(loss) per share was calculated on the weighted average shares above plus 8,207,868 shares from the assumed conversion of convertible debt which was issued in October, 2000.

(4)      Income Taxes:

         At December 31, 1999, 2000, and 2001 the balance of operating loss carryforward was $1,873,936, $2,292,591, and $3,150,073, respectively, which can be utilized to offset future taxable income.

(5)      Current Portion of Long-Term Debt:

         Loans payable to banks were as follows for the years indicated:

                                                       CURRENT      NON-CURRENT
YEAR ENDED    PAYEE                  INTEREST RATE     AMOUNT         AMOUNT
----------    -----                  -------------     ------         ------
1999          Hudson United Bank     Prime +1.5%       $28,559
2000          Hudson United Bank     Prime +1.5%       $17,198
2001          Hudson United Bank     Prime +1.5%       $33,347

Certain Marketable Securities are pledged as collateral on the above loans.

(6)      SHORT-TERM LOANS PAYABLE

         Demand loans Payable include loans from stockholders, officers, members of the Board of Directors and third parties. The outstanding loan balances due as of December 31, 1999, December 31, 2000, and December 31, 2001, was $243,373 for 1999, $63,623 for 2000, and $63,789 for 2001, which includes accrued interest for all three years. The annual interest rate for these loans ranges between six (6%) percent and ten (10%) percent. In October of 1999, three short-term loans for a total of $200,000 at ten percent (10%) annual interest were completed. Certain contractual revenues were pledged to secure these loans. As of December 31, 2000, $150,000 of such loans were repaid. The remaining $50,000 is outstanding and is due by December 31, 2002.

(7)      COMMON STOCK

         In 1999, Tech Labs filed a registration statement on Form SB-2 with the Securities and Exchange Commission. The registration statement was declared effective on February 3, 2000. The offering was completed on May 3, 2000 for total proceeds of $2,273,723.

                            TECH LABORATORIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1999, 2000, AND 2001

(8)      COMMITMENTS AND CONTINGENCIES

         Tech Labs entered into an exclusive agreement with Elektronik Apparatebau (EAG), FUA Safety Equipment and Double T Sports LTD. whereby it received exclusive rights to manufacture and market IDS products until September 30, 2007 in the US, Canada, and South America. Gross profits will be calculated according to GAAP and distributed quarterly 70% to Tech Labs and 30% to FUA until March 2001. Thereafter, until 2007 quarterly distribution will be based on pretax profits in excess of 16% being shared 70% to Tech Labs and 30% to FUA. In addition, FUA will receive a 5% royalty based on the cost of any IDS products Tech Labs manufactures and sells.

(9)      MAJOR ACQUISITION:

         On April 27, 1999, Tech Labs completed the purchase of existing inventories and test equipment of the discontinued DynaTrax (TM) Product Line from NORDX/CDT for $500,000. In accordance with the purchase price method of accounting, the purchase price for the assets referenced above was allocated to the assets acquired on the basis of fair market values. Results subsequent to the date of acquisition will be included in Tech Labs' financial statements. Had the results of the DynaTrax acquisition been included in our consolidated statements for 1998, and 1999, the effect would have been material.

   DynaTrax                      Year Ended                Year Ended
  (Unaudited)                 December 31, 1998         December 31, 1999
  -----------                 -----------------         -----------------
Net Sales                      $   400,000                 $ 100,000
Cost of Sales                      300,000                    20,000
                               ------------                ----------
Gross Profit                       100,000                    80 000
Research/Dev                       900,000                         0
Selling & G&A Exp                1,700,000                    50,000
                               ------------                ----------
Pre-Tax Inc./(Loss)            $(2,500,000)                $  30,000
Income Tax (Expense)/
Benefit-Pro-Forma                1,150,000                         0
                               ------------                ----------
Net Income/(Loss)              $(1,350,000)                $  30,000

                        Investment (Unaudited)          Purchase Price*
                        ----------------------          ---------------
Inventory                      $ 2,700,000                 $ 400,000
Test Equipment                     355,000                   100,000
                               ------------                ----------
Total                          $ 3,055,000                 $ 500,000
                               ============                ==========

* Included in December 31, 1999 Tech Labs balance sheet.

                            TECH LABORATORIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1999, 2000, AND 2001

Effect on Tech Labs Inc.       (Unaudited) Year Ended          Year Ended
      (Pro-Forma)                 December 31, 1998         December 31, 1999
------------------------          -----------------         -----------------

Net Sales                            $   952,486                 $ 535,160
Net Income/(Loss)                    $(1,519,104)                $(387,836)
                                     ------------                ----------
EPS                                  $     (0.54)                $   (0.14)
                                     ============                ==========

(10)     LONG-TERM CONVERTIBLE DEBT

         On October 13, 2000 Tech Labs completed a $1.5 million dollar financing of 6.5% convertible promissory notes due October 15, 2002. Interest is payable quarterly in cash or in shares of common stock at the option of the noteholders. The Company disclosed all terms of this financing on Form 8-K filed on October 18, 2000.

(11)     SUBSEQUENT EVENT

         On January 11, 2002, the Company entered into a conversion and redemption agreement concerning the Long-Term Debt referenced in Note (10). An Event of Default, as defined in the 6.5% convertible notes the Company issued in October 2000, occurred on January 25, 2002, when the Company was unable to make the first payment of $750,000 to the holders of the notes. The Company hopes to negotiate with the holders to cure this default. The Company does not currently have the financial resources to cure this default.

(12)     GOING CONCERN

         As a result of the operating losses and negative cash flows experienced by the Company in 2001, Tech Labs currently has a tenuous liquidity position. If sales do no improve during 2002, the Company will be forced to make dramatic expense reductions, which may hamper its marketing efforts, but would support its viability.

_____________, 2002

                             TECH LABORATORIES, INC.

                        17,103,236 Shares of Common Stock


                      ------------------------------------

                                   PROSPECTUS

                      ------------------------------------


--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson, or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

================================================================================


                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY.........................................................   1

RISK FACTORS...............................................................   2

USE OF PROCEEDS............................................................   4

PRICE RANGE OF COMMON STOCK................................................   5

DIVIDEND POLICY............................................................   5

CAPITALIZATION.............................................................   6

SELECTED FINANCIAL DATA....................................................   6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATIONS.............................................   7

BUSINESS ..................................................................   9

MANAGEMENT.................................................................  17

CERTAIN TRANSACTIONS.......................................................  20

PRINCIPAL STOCKHOLDERS.....................................................  20

PLAN OF DISTRIBUTION.......................................................  21

OFFERING BY SELLING SECURITYHOLDERS........................................  22

DESCRIPTION OF SECURITIES..................................................  25

SHARES ELIGIBLE FOR FUTURE SALE............................................  27

LEGAL MATTERS..............................................................  27

EXPERTS  ..................................................................  27

ADDITIONAL INFORMATION.....................................................  28

INFORMATION NOT REQUIRED IN PROSPECTUS.....................................  28

INDEX TO FINANCIAL STATEMENTS ............................................. F-1

Until _________, 2002 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of Common Stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers


     Tech Labs is incorporated in New Jersey. Under Section ____ of the Corporation Law of the State of New Jersey, a New Jersey corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents in connection with actions, suits, or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees, and agents, against expenses incurred in any action, suit, or proceeding. The Certificate of Incorporation and the By-laws of Tech Labs provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of New Jersey.

     The General Corporation Law of the State of New Jersey provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section ____ (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of New Jersey, or (d) for any transaction from which the director derived an improper personal benefit. Tech Labs's Certificate of Incorporation contains such a provision.


     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Other Expenses of Issuance and Distribution

     The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereunder. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.


     Filing Fee-- Securities and Exchange Commission          $  1,569.90
     Fees and Expenses of Accountants                         $  5,250.00
     Fees and Expenses of Legal Counsel                       $  2,500.00
     Blue Sky Fees and Expenses                               $  1,000.00
     Printing                                                 $  2,000.00
     Miscellaneous Expenses                                   $  1,000.00

                  Total....................................   $ 13,319.90


Recent Sales of Unregistered Securities

     As listed below, Tech Labs issued shares of its common stock, par value $.01 per share, to the following individuals or entities for the consideration as listed in cash or services. All sales made within the United States or to United States citizens or residents were made in reliance upon the exemptions from registration under the Securities Act of 1933 (the "Securities Act") as follows:

1. In April 2001, we issued to Pierre Bergeron, an employee of Tech Labs, 10,000 shares. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The shares were issued to Mr. Bergeron in consideration of his services to Tech Labs. Mr. Bergeron had complete access to all relevant information regarding Tech Labs.

2. In April 2001, we issued to Concurrent Resources Group, a consultant to Tech Labs, 27,465 shares. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

3. In March 2001 we issued to Ed Branca, an employee of Tech Labs Community Networks of Southeast, Inc., 10,000 shares. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The shares were issued to Mr. Branca in consideration of his services. Mr. Branca had complete access to all relevant information regarding Tech Labs.

4. In January 2001 we issued to Barry Bendett, a consultant to Tech Labs, 65,000 shares pursuant to terms of a consulting agreement. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. Mr. Bendett is a sophisticated investor and has complete access to all relevant information regarding Tech Labs.

5. In November 2000 we issued to Barry Bendett, a consultant to Tech Labs, options to purchase 100,000 shares at $4.00 per share. The issuance of the options was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof. Mr. Bendett is a sophisticated investor and had complete access to all relevant information regarding Tech Labs.

6. In October 2000 we issued a $1,500,000 principal amount convertible notes which is due on October 13, 2002 to certain accredited investors. The issuance of the note was made pursuant to Rule 506 of Regulation D under the Securities Act.

7. In October 2000 we issued warrants to purchase 412,500 shares of our common stock to accredited investors in connection with the issuance of the convertible notes described above in Item 6. The issuance of the warrants was made pursuant to Rule 506 of Regulation D under the Securities Act.

8. In July 2000 we issued 25,000 shares and an option to purchase 100,000 shares at $5.75 per share for a term of 3 years to m3communications, Inc. pursuant to an asset purchase agreement between Tech Labs, Tech Labs Community Networks of the Southeast, Inc., a subsidiary of Tech Labs, and the shareholders of m3communications, Inc. The issuance of the securities was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

9. In June 2000 we issued 25,000 shares to Nathan Perlmutter pursuant to a convertible note agreement dated September 5, 1997 which note was issued as part of a private placement conducted pursuant to Rule 504 of Regulation D in 1997.

10. In July 2000 we issued 20,000 shares to Louis Tomasella, who is a former director of Tech Labs, pursuant to Mr. Tomasella's exercise of stock options granted to him under Tech Labs stock option plan.

11. In November 1999 we issued 75,000 shares to Mint Corporation for consulting services pursuant to our agreement with Mint dated March 10, 1999. The issuance of the shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof. The principals of Mint are sophisticated and had complete access to all relevant information regarding Tech Labs.

12. In June 1999 we issued to Coby Capital Corporation, a consultant to Tech Labs, options to purchase 50,000 shares at $1.85 per share. The issuance of the options was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof. The principal of Coby Capital is accredited and had access to all relevant information regarding Tech Labs.

13. In June 1999 we sold 90,045 shares to two "accredited" investors for gross proceeds of $200,000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

14. In June 1999 we issued 25,000 shares to Mint Corporation for previously rendered consulting services pursuant to our agreement with Mint dated March 10, 1999. Pursuant to said agreement, Mint was also granted options to purchase 100,000 shares at $1.25 per share and 100,000 shares at $1.75 per share. The issuance of the shares and options was exempt from Registration under the Securities Act pursuant to Section 4(2) thereof.

15. In June 1999 we issued 50,000 shares to MPX Network Solutions, Inc. pursuant to a consulting agreement in exchange for services. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The principal of MPX is sophisticated and had complete access to all relevant information regarding Tech Labs.

16. In March 1999 we issued 600 shares to a noteholder in payment of $600 in interest in lieu of cash, as provided under the terms of the note. The issuance of the shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof. The noteholder purchased the note beteween December 1996 and October 1997 as part of the transaction set forth in transaction No. 15. The noteholder was sophisticated and had the access to information described in transaction No. 15.


Exhibits and Financial Statement Schedules

                                  EXHIBIT INDEX

3.1      Certificate of Incorporation.(1)
3.2      By-Laws of Tech Labs.(1)
5.1      Opinion of Stursberg & Veith
5.2      Opinion of J. Howland Robinson
10.1 Amended Joint Marketing Agreement and Confidentiality and Manufacturing Agreement dated as of October 1, 1998, between Tech Labs and Elktronic Apparutebau Gmbh (EAG), W.T. Sports, Ltd. and FVA Safety Equipment, AG.(1)
10.2     Employment Agreement between Tech Labs and Bernard M. Ciongoli.(1)
10.3     First Amendment to Employment Agreement between Tech Labs and Bernard
         M. Ciongoli.(2)
10.4     Second Amendment to Employment Agreement between Tech Labs and Bernard
         M. Ciongoli dated February 21, 2001.(10)
10.6     Patent and Trademark assignments.(1)
10.7 Consulting Agreement dated March 10, 1999, between Tech Labs and Mint Corporation.(2)
10.8 Consulting Agreement dated March 22, 1999, between Tech Labs and MPX Network Solutions.(2)
10.9 Consulting Agreement dated June 2, 1999, between Tech Labs and Coby Capital Corporation.(2)
10.10 Assignment of Lease dated May 1, 1992 between William Tanis as Landlord, Forsee Corporation as Assignor and Tech Labs as Assignee.(2)
10.11 Asset Acquisition Agreement dated as of March 12, 1999, by and between NORDX/CDT, Inc. and Tech Labs.(2)
10.12    Tech Labs Stock Option Plan.(2)
10.13 Stock Option Agreement dated June 3, 1999, between Tech Labs and Coby Capital Corporation.(2)
10.14 Stock Option Agreement dated March 10, 1999, between Tech Labs and Mint Corporation.(2)
10.15 Stock Option Agreement dated March 10, 1999, between Tech Labs and Mint Corporation.(2)
10.16 Joint Marketing Agreement dated October 15, 1999, between Tech Labs and TravelNet Technologies, Inc.(3)
10.17 Promissory Note and Security Agreement dated October 25, 1999, between Tech Labs and Peter B. Hirschfield, Trustee, Olive Cox-Sleeper Trust dated 10/3/58 f/b/o Bert L. Atwater.(4)
10.18 Promissory Note dated December 13, 1999, between Tech Labs and Campbell Steward.(5)
10.19    Promissory Note dated December 15, 1999, between Tech Labs and Herbert
         L. Camp, Esq.(5)
10.20 Promissory Note dated December 20, 1999, between Tech Labs and Thomas McKean, Esq.(5)
10.21 Shareholders Agreement dated June 23, 2000 by and between Tech Labs Community Networks, Inc., the Shareholders of M3Communications, Inc. and Tech Labs Community Networks of the South East, Inc.(5)
10.22 Warrant Agreement dated June 23, 2000 executed by Tech Labs and delivered to m3communications, Inc.(5)
10.23 First Amendment to Asset Purchase Agreement dated June 9, 2000 entered into by and between Tech Labs, M3communications, Inc. and the shareholders of M3.(5)

10.24 Consulting Agreement dated as of November 13, 2000 by and between Barry Bendett and Tech Labs.(5)
10.25 Subscription Agreement entered into between the subscribers and Tech Labs dated October 13, 2000.(6)
10.26 Common Stock Purchase warrant entered into between the warrant holders and Tech Labs dated October 13, 2000.(6)
10.27 Amendment to Consulting Agreement dated as of April 9, 2001, and retroactive from March 13, 2001, between Tech Labs and MPX Network Solutions.(7)
10.28 Amended and Restated Employment Agreement dated August 24, 2001, by and between the Company and Bernard Ciongoli.(8)
10.29 Conversion and Redemption Agreement dated January 11, 2002, by and between the Company and the holders of the 6.5% convertible promissory notes the Company issued in October 2000.(9)
21.1     Subsidiaries of the Company.
24.1     Consent of Charles J. Birnberg, CPA, certified public accountants.
24.2     Consent of Stursberg & Veith (included in Exhibit 5.1).

--------------------

(1) Incorporated by reference from the Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on July 9, 1999.

(2) Incorporated by reference from Amendment No. 1 Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on October 18, 1999.

(3) Incorporated by reference from Amendment No. 2 to Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on November 19, 1999.

(4) Incorporated by reference from Amendment No. 3 to Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on December 17, 1999.

(5) Incorporated by reference from the Registrant's Registration Statement on form SB-2, File No. 333-50158, effective January 22, 2001, filed on November 17, 2000.

(6) Incorporated by reference from Amendment No. 5 to Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on January 28, 1999.

(7) Incorporated by reference from Post-Effective Amendment No. 1 to Registrant's Registration Statement on Form SB-2, File No. 333-50158, effective May 7, 2001.

(8) Incorporated by reference from the Registrant's Quarterly Report filed on Form 10-QSB, File No. 000-30172, filed on November 14, 2001.

(9) Incorporated by reference from the Registrant's Currant Report on Form 8-K, File No. 000-30172, filed on January 11, 2002.

(10) Incorporated by reference from the Registrant's Annual Report on Form 10-KSB, File No. 000-30172, filed on April 3, 2001.

Undertakings

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

                                   SIGNATURES

     As required by the Securities Act of 1933, this Offering Statement has been signed on behalf of the registrant in the City of North Haledon and State of New Jersey on the 5th day of April, 2002.


                                               TECH LABORATORIES, INC.


                                               By: /s/ Bernard M. Ciongoli
                                                  ------------------------------
                                                  Bernard M. Ciongoli, President

     As required by the Securities Act of 1933, this Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

     Know all men by these presents, that each of the undersigned constitutes and appoints Bernard M. Ciongoli as his true and lawful attorney-in-fact and agent, with full power of substitution, for him, and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this offering statement or any offering statement relating to the offering to which this offering statement relates and any post effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.


         Signature                      Title                     Date
         ---------                      -----                     ----

/s/ Bernard M. Ciongoli          President, Treasurer, CEO,     April 5, 2002
-----------------------------    CFO, and Director            ------------------
Bernard M. Ciongoli


/s/ Earl M. Bjorndal             Vice President and Director    April 5, 2002
-----------------------------                                 ------------------
Earl M. Bjorndal


/s/ Carmine O. Pellosie, Jr.     Secretary and Director         April 5, 2002
-----------------------------                                 ------------------
Carmine O. Pellosie, Jr.


/s/ Salvatore Grisafi            Director                       April 5, 2002
-----------------------------                                 ------------------
Salvatore Grisafi

                                  EXHIBIT INDEX
3.1      Certificate of Incorporation.(1)
3.2      By-Laws of Tech Labs.(1)
5.1      Opinion of Stursberg & Veith
5.2      Opinion of J. Howland Robinson
10.1 Amended Joint Marketing Agreement and Confidentiality and Manufacturing Agreement dated as of October 1, 1998, between Tech Labs and Elktronic Apparutebau Gmbh (EAG), W.T. Sports, Ltd. and FVA Safety Equipment, AG.(1)
10.2     Employment Agreement between Tech Labs and Bernard M. Ciongoli.(1)
10.3     First Amendment to Employment Agreement between Tech Labs and Bernard
         M. Ciongoli.(2)
10.4     Second Amendment to Employment Agreement between Tech Labs and Bernard
         M. Ciongoli dated February 21, 2001.(10)
10.6     Patent and Trademark assignments.(1)
10.7 Consulting Agreement dated March 10, 1999, between Tech Labs and Mint Corporation.(2)
10.8 Consulting Agreement dated March 22, 1999, between Tech Labs and MPX Network Solutions.(2)
10.9 Consulting Agreement dated June 2, 1999, between Tech Labs and Coby Capital Corporation.(2)
10.10 Assignment of Lease dated May 1, 1992 between William Tanis as Landlord, Forsee Corporation as Assignor and Tech Labs as Assignee.(2)
10.11 Asset Acquisition Agreement dated as of March 12, 1999, by and between NORDX/CDT, Inc. and Tech Labs.(2)
10.12    Tech Labs Stock Option Plan.(2)
10.13 Stock Option Agreement dated June 3, 1999, between Tech Labs and Coby Capital Corporation.(2)
10.14 Stock Option Agreement dated March 10, 1999, between Tech Labs and Mint Corporation.(2)
10.15 Stock Option Agreement dated March 10, 1999, between Tech Labs and Mint Corporation.(2)
10.16 Joint Marketing Agreement dated October 15, 1999, between Tech Labs and TravelNet Technologies, Inc.(3)
10.17 Promissory Note and Security Agreement dated October 25, 1999, between Tech Labs and Peter B. Hirschfield, Trustee, Olive Cox-Sleeper Trust dated 10/3/58 f/b/o Bert L. Atwater.(4)
10.18 Promissory Note dated December 13, 1999, between Tech Labs and Campbell Steward.(5)
10.19    Promissory Note dated December 15, 1999, between Tech Labs and Herbert
         L. Camp, Esq.(5)
10.20 Promissory Note dated December 20, 1999, between Tech Labs and Thomas McKean, Esq.(5)
10.21 Shareholders Agreement dated June 23, 2000 by and between Tech Labs Community Networks, Inc., the Shareholders of M3Communications, Inc. and Tech Labs Community Networks of the South East, Inc.(5)
10.22 Warrant Agreement dated June 23, 2000 executed by Tech Labs and delivered to m3communications, Inc.(5)
10.23 First Amendment to Asset Purchase Agreement dated June 9, 2000 entered into by and between Tech Labs, M3communications, Inc. and the shareholders of M3.(5)
10.24 Consulting Agreement dated as of November 13, 2000 by and between Barry Bendett and Tech Labs.(5)
10.25 Subscription Agreement entered into between the subscribers and Tech Labs dated October 13, 2000.(6)
10.26 Common Stock Purchase warrant entered into between the warrant holders and Tech Labs dated October 13, 2000.(6)
10.27 Amendment to Consulting Agreement dated as of April 9, 2001, and retroactive from March 13, 2001, between Tech Labs and MPX Network Solutions.(7)
10.28 Amended and Restated Employment Agreement dated August 24, 2001, by and between the Company and Bernard Ciongoli.(8)
10.29 Conversion and Redemption Agreement dated January 11, 2002, by and between the Company and the holders of the 6.5% convertible promissory notes the Company issued in October 2000.(9)
21.1     Subsidiaries of the Company.
24.1     Consent of Charles J. Birnberg, CPA, certified public accountants.
24.2     Consent of Stursberg & Veith (included in Exhibit 5.1)

--------------------

(1) Incorporated by reference from the Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on July 9, 1999.

(2) Incorporated by reference from Amendment No. 1 Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on October 18, 1999.

(3) Incorporated by reference from Amendment No. 2 to Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on November 19, 1999.

(4) Incorporated by reference from Amendment No. 3 to Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on December 17, 1999.

(5) Incorporated by reference from the Registrant's Registration Statement on form SB-2, File No. 333-50158, effective January 22, 2001, filed on November 17, 2000.

(6) Incorporated by reference from Amendment No. 5 to Registrant's Registration Statement on Form SB-2, File No. 333-82595, effective February 3, 2000, filed on January 28, 1999.

(7) Incorporated by reference from Post-Effective Amendment No. 1 to Registrant's Registration Statement on Form SB-2, File No. 333-50158, effective May 7, 2001.

(8) Incorporated by reference from the Registrant's Quarterly Report filed on Form 10-QSB, File No. 000-30172, filed on November 14, 2001.

(9) Incorporated by reference from the Registrant's Currant Report on Form 8-K, File No. 000-30172, filed on January 11, 2002.

(10) Incorporated by reference from the Registrant's Annual Report on Form 10-KSB, File No. 000-30172, filed on April 3, 2001.